Exhibit 10.114

AMENDED AND RESTATED SECURITY AGREEMENT

among

FIRST INVESTORS AUTO RECEIVABLES CORPORATION
as the Debtor,

FIRST INVESTORS FINANCIAL SERVICES, INC.,
as the Seller,

FIRST INVESTORS SERVICING CORPORATION,
as the Servicer,

VARIABLE FUNDING CAPITAL CORPORATION,
as the Company,

WACHOVIA CAPITAL MARKETS, LLC,
as the Administrative Agent and Reserve Account Agent,

MBIA INSURANCE CORPORATION,
as the Surety Bond Provider,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Collateral Agent

Dated as of February 18, 2005

TABLE OF CONTENTS

Article I Definitions
Section 1.1	Definitions.
Article II Grant of Security Interest
Section 2.1	Grant of Security Interest.
Section 2.2	Additional Receivables.
Section 2.3	Re-Liening Trigger.
Section 2.4	Subrogation.
Section 2.5	Increase of Note.
Section 2.6	Release of Receivables.
Article III Representations, Warranties and Covenants of The Debtor
Section 3.1	Representations and Warranties Concerning Receivables.
Section 3.2	Covenants of the Debtor.
Section 3.3	WAC Requirement.
Section 3.4	Covenants of the Seller.
Article IV Servicing and Administration
Section 4.1	Servicing.
Section 4.2	Rights After Designation of Successor Servicer.
Section 4.3	Responsibilities of the Debtor.
Section 4.4	Monthly Debtor’s Certificate.
Article V Allocation and Application of Collections; Reserve Account
Section 5.1	Collections.
Section 5.2	Remittances to the Secured Parties.
Article V-A The Reserve Account and The Reserve Account Agent
Section 5A.1	Establishment of the Reserve Account.
Section 5A.2	Maintenance of Eligible Investments.
Section 5A.3	Termination of Reserve Account; Release of Funds.
Section 5A.4	Duties of the Reserve Account Agent.
Section 5A.5	Representations, Warranties and Covenants of the Reserve Account Agent.
Section 5A.6	Liability of the Reserve Account Agent.
Section 5A.7	Limitation on Liability of the Reserve Account Agent and Others.
Article VI Termination Events; Servicing Termination
Section 6.1	Termination Events.
Section 6.2	Wind-Down Events.
Section 6.3	Amortization Events.
Section 6.4	Remedies.
Section 6.5	Proceeds.
Article VII The Collateral Agent
Section 7.1	Duties of the Collateral Agent.
Section 7.2	Compensation and Indemnification of Collateral Agent.
Section 7.3	Representations, Warranties and Covenants of the Collateral Agent.
Section 7.4	Liability of the Collateral Agent.

i

Section 7.5	Merger or Consolidation of, or Assumption of the Obligations of, the Collateral Agent.
Section 7.6	Limitation on Liability of the Collateral Agent and Others.
Section 7.7	Indemnification of the Secured Parties.
Section 7.8	Documents Held by the Collateral Agent; Indication of Debtor Ownership; Inspection and Release of Receivable Files.
Article VIII Miscellaneous
Section 8.1	Notices, etc.
Section 8.2	Successors and Assigns.
Section 8.3	Severability Clause.
Section 8.4	Amendments; Governing Law.
Section 8.5	No Bankruptcy Petition Against the Company or the Debtor.
Section 8.6	Setoff.
Section 8.7	No Recourse.
Section 8.8	Further Assurances.
Section 8.9	Other Costs, Expenses and Related Matters.
Section 8.10	Exercise of Rights by Surety Bond Provider.
Section 8.11	Counterparts.
Section 8.12	Headings
Section 8.13	No Recourse Against Certain Persons.
Section 8.14	Amendment and Restatement of Prior Agreement; No Novation.

Exhibits

Exhibit A	Form of Note
Exhibit B	Receivables Schedule
Exhibit C	Servicing Agreement
Exhibit D	List of Eligible Investments
Exhibit E	Credit Guidelines
Exhibit F	Perfection Representations, Warranties and Covenants of the Debtor
Exhibit G	Form of Reassignment of Removed Receivables
Exhibit H	[Reserved]
Exhibit I	[Reserved]
Exhibit J	Form of Surety Bond
Exhibit K	Forms of Contracts
Exhibit L	Form of Certificate as to UCC Filing
Exhibit M	Form of Interest Rate Cap Agreement
Exhibit N	Form of Servicers’ Officer’s Certificate as to Additional Receivables
Exhibit O	Form of Debtor’s Officer’s Certificate as to Additional Receivables
Exhibit P	Summary Credit and Collection Guidelines for Extended Term Financings

ii

AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT, dated as of February 18, 2005 (this “Agreement”), is entered into by and among FIRST INVESTORS AUTO RECEIVABLES CORPORATION, a Delaware corporation (the “Debtor”), FIRST INVESTORS FINANCIAL SERVICES, INC., a Texas corporation (“FIFS” or “Seller”), FIRST INVESTORS SERVICING CORPORATION, a Delaware corporation (“FISC” or the “Servicer”), VARIABLE FUNDING CAPITAL CORPORATION, a Delaware corporation, (“VFCC”), WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (successor in interest to Wachovia Securities, Inc., formerly known as First Union Securities, Inc.)(“Wachovia Capital Markets”), MBIA INSURANCE CORPORATION, a New York stock insurance company (“Surety Bond Provider”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wells Fargo Bank, National Association (“Wells Fargo”).

W I T N E S S E T H :

WHEREAS, subject to the terms and conditions of that certain Security Agreement, dated as of October 22, 1996 (as amended, supplemented or restated to the date hereof, the “Security Agreement”), the Debtor granted a security interest in and to the Receivables and related property including the Debtor’s security interest in the Financed Vehicles and the Collections derived therefrom during the full term of this Agreement;

WHEREAS, the parties hereto have amended the Security Agreement in certain respects;

WHEREAS, the parties hereto have requested that the Security Agreement be amended and restated in its entirety to reflect the amendment of certain provisions thereof;

NOW THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the parties hereto agree as follows:

Article I

Definitions

Section 1.1                                   Definitions.

All capitalized terms used herein shall have the meanings herein specified, and shall include in the singular number the plural and in the plural number the singular:

Accrued Interest:  For any Collection Period, the sum of the Interest for each day during the Collection Period.

Addition Closing Date:  The closing date on which Additional Receivables are funded pursuant to the terms and conditions set forth in Section 2.2 hereof.

Addition Cut-Off Date:  The cut-off date with respect to Additional Receivables to be added as of any Addition Date.  The Addition Cut-Off Date shall be the last day of the Collection Period immediately preceding any Addition Date.

Addition Date:  The date as of which Additional Receivables are to be included as Collateral in accordance with Section 2.2 of this Agreement.

Additional Amounts:  (i) any refunds or other payments under any Extended Service Agreement; (ii) refunds in connection with (a) credit life policies relating to Financed Vehicles and (b) accident and health policies relating to Financed Vehicles and (iii) sales tax refunds relating to Financed Vehicles.

Additional Investment:  Additional advances of funds evidenced by the Note.

Additional Receivables:  Those Eligible Receivables designated by the Debtor as additional Collateral and included as Collateral in accordance with Section 2.2 of this Agreement.

Adjusted LIBOR Rate:  With respect to any Collection Period, an interest rate per annum equal to the sum of (x) a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Collection Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Collection Period and (y) 0.30%; provided, however, the Adjusted LIBOR Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

Adjusted Net Income:  For any period and any Person, such Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding: (a) the income of any other Person (other than its Subsidiaries) in which such Person or any of its Subsidiaries has an ownership interest, unless received by such Person or its Subsidiary in a cash distribution; (b) any after-tax gains or losses attributable to an asset disposition other than in the ordinary course of business; and (c) to the extent not included in clause (a) and clause (b) above, any after-tax extraordinary, non-cash or nonrecurring gains or losses.

Administrative Agent:  Wachovia Capital Markets, LLC, as administrative agent for the Company.

Affiliate:  With respect to a Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement:  This Security Agreement, as amended to the date hereof, including the First Omnibus Amendment, as the same may be amended, modified and supplemented from time to time in accordance with the terms thereof and hereof.

Alternative Rate:  An interest rate per annum equal to the Adjusted LIBOR Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

Amortization Event:  As defined in Section 6.3 hereof.

Amount Financed:  With respect to a Receivable means the amount advanced under the Receivable toward either (i) the purchase price of the Financed Vehicle and any related costs or (ii) the satisfaction of the indebtedness which was refinanced with the proceeds of such Receivable.

Annual Percentage Rate or APR:  Of a Receivable means the annual rate of finance charges stated in the Receivable.

Approved Subsidiary: Any subsidiary of the Seller approved in writing by the Administrative Agent and the Surety Bond Provider.

Approved Third Party Originator: Any institution approved in writing by Administrative Agent and the Surety Bond Provider, which enters into an Approved Third Party Originator Agreement with any Approved Subsidiary.

Approved Third Party Originator Agreement: Any origination agreement between any Approved Subsidiary and any Approved Third Party Originator providing for the purchase by the Approved Subsidiary of installment loan contracts for the refinancing of indebtedness incurred in connection with the purchase of a new or used car or a new or used light truck substantially in the related form attached hereto as Exhibit K.

Assignment: The document of assignment between an Approved Subsidiary and the Seller, substantially in the form attached to this Agreement as Exhibit K.

Available Collections:  With respect to each Remittance Date, all Collections received by the Servicer, from whatever source, during or with respect to the prior Collection Period.

Available Funds:  With respect to a Remittance Date, the sum of (a) Available Collections and (b) amounts available for withdrawal from the Reserve Account on such date.

Back-Up Servicing Fee:  With respect to a Collection Period, shall be equal to the quotient obtained by dividing an amount equal to 0.03% of the aggregate Principal Balance of the Receivables as of the beginning of such Collection Period, by 12.

Bailee:  A “Bailee” within the meaning of Section 9-313 of the UCC.

Base Rate:  A rate per annum equal to the greater of (i) the prime rate of interest announced by the Liquidity Provider (or, if more than one Liquidity Provider, then by Wachovia Bank, National Association) from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by the Liquidity Provider (or Wachovia Bank, National Association as applicable)) and (ii) the sum of (a) 1.50% and (b) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Liquidity Provider (or, if more than one Liquidity Provider, then by Wachovia Bank, National Association) from three Federal funds brokers of recognized standing selected by it.

Borrowing Base:  At any time, the aggregate Principal Balance of all Eligible Receivables minus the aggregate Principal Balance of all Eligible Receivables originated by any one Originator (it being understood that such term does not include Approved Third Party Originators) to the extent that such aggregate Principal Balance exceeds 5.0% of the aggregate Principal Balance of all Eligible Receivables.

Breakage Costs:  Such amount or amounts as shall compensate the Company for any loss, cost or expense incurred by the Company (as determined by the Company (and by the Administrative Agent on behalf of the Company) in such Person’s sole discretion) as a result of a prepayment by the Debtor of the Interest or the Net Investment.

Business Day:  Any day (excluding Saturday or Sunday) on which banks are open for business in New York, New York, Charlotte, North Carolina and Houston, Texas.

Cap Counterparty:  As defined in Section 3.2(n) of this Agreement.

Carrying Costs:  For any Collection Period the sum of:

(a)                                  the Enhanced Yield for such Collection Period;

(b)                                 without duplication of the amounts described in clause (a) above, any amounts necessary to pay interest, calculated at the Base Rate, with respect to amounts disbursed by the Credit Support Provider in respect of Defaulted Receivables, if the Surety Bond Provider shall have failed to make any required payment under the Surety Bond in respect of such Defaulted Receivables, outstanding at any time during such Collection Period accrued from the first day through the last day of such Collection Period whether or not such interest is payable during such Collection Period;

(c)                                  any past due amounts not paid in clauses (a) and (b);

(d)                                 the costs to the Company with respect to the Yield Protection Provision, which amounts paid pursuant to this clause (d) shall not exceed 1.00% per annum of the Net Investment (unless the Accrued Interest under (a) above is calculated with reference to the Adjusted LIBOR Rate, in which case the amounts paid with respect to the Yield Protection Provision shall not exceed 0.70% per annum of the Net Investment); and

(e)                                  the Program Fee and Unused Program Fee (the sum of which shall not exceed the product of 0.30% per annum and the Net Investment) accrued from the first day through the last day of such Collection Period whether or not such amount is payable during such Collection Period.

Certificated Securities:  “Certificated securities” as defined in Section 8-102(a)(4) of the UCC which are in the continuous possession in the State of New York by the Securities Intermediary.

Change in Control:  The occurrence of any of the following:  (a) any Person shall, at any time following the Closing Date, acquire 51% or more of the total outstanding shares of First Investors Financial Services Group, Inc.; (b) any Person shall, at any time following the Closing Date, acquire directly or indirectly 51% or more of the voting control with respect to the total outstanding shares of First Investors Financial Services Group, Inc.; (c) First Investors Financial Services Group, Inc. shall cease to own, directly or indirectly, 51% or more of the total outstanding shares of the Seller or FISC; or (d) First Investors Financial Services Group, Inc. shall not have directly or indirectly 51% or more of the voting control with respect to the total outstanding shares of the Seller or FISC.

Clearing Corporation:  Depository Trust Company.

Clearing Corporation Securities:  “Certificated securities” as defined in Section 8-102(a)(4) of the UCC which are in the continuous possession of the Clearing Corporation in the State of New York or a Securities Intermediary.

Closing Date:  October 22, 1996.

Code:  The Internal Revenue Code of 1986, as amended from time to time (including any successor statute), and the regulations promulgated and the rulings issued thereunder.

Collateral:  As defined in Section 2.1 of this Agreement.

Collateral Account:  That certain account of the Company pledged to secure its obligations to the Liquidity Provider, the Credit Support Provider and certain other secured parties.

Collateral Agent:  Wells Fargo Bank, National Association, or any successor thereto.

Collection Account:  The account established pursuant to Section 4.1(b).

Collection Period:  With respect to any Remittance Date, the calendar month immediately preceding the month of such Remittance Date (and with respect to the initial Remittance Date, the time period from the Cut-Off Date to October 31, 1996).

Collections:  All Principal Collections and Finance Charge Collections received by the Servicer in respect of the Collateral in the form of cash, checks, wire transfers or other form of payment.

Commercial Paper:  Promissory notes of the Company issued by the Company in the commercial paper market.

Company:  Variable Funding Capital Corporation and its successors and assigns.

Conveyance Date:  As defined in Section 3.1(a) hereof.

Corporate Trust Office:  The office of the Collateral Agent at which its corporate trust business shall be principally administered, which office shall be the office specified in Section 8.1 of this Agreement, or such office at some other address which the Collateral Agent shall designate from time to time by notice to the Debtor, the Company, the Surety Bond Provider and the Administrative Agent.

CP Rate:  For any day during any Collection Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by the Company from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short-term promissory notes issued by the Company maturing on dates other than those certain dates on which the Company is to receive the funds) in respect of promissory notes issued by the Company in the commercial paper market that are allocated, in whole or in part, by the Administrative Agent (on behalf of the Company) to fund or maintain the Company’s investment in the Note during such Collection Period, as determined by the Administrative Agent (on behalf of the Company) and reported to the Debtor which rate shall reflect and give effect to (i) commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Administrative Agent (on behalf of the Company) and (ii) other borrowings by the Company, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate, the Administrative Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

Credit Guidelines:  Policies and procedures of the Seller, relating to the operation of the automotive financing business of the Seller, including, without limitation, the policies and procedures for determining the creditworthiness of retail automotive installment sales contract customers, the extension of credit to such customers and relating to the maintenance of retail automotive installment sales contracts and collection of retail automotive installment sales contracts, as such policies and procedures may be amended from time to time and which shall be attached hereto as Exhibit E.

Credit Insurance:  VSI Insurance and any other insurance with respect to the Receivables upon which the Company and the Seller have agreed.

Credit Support Agreement:  Any agreement between the Company and the Credit Support Provider evidencing the obligation of the Credit Support Provider to provide credit support to the Company in connection with the issuance of Commercial Paper.

Credit Support Provider:  The Person or Persons who will provide credit support to the Company in connection with the issuance by the Company of its Commercial Paper.

Custodian Files:  As defined in Section 2.13 of the Servicing Agreement.

Cut-Off Date:  September 30, 1996.

Debtor:  First Investors Auto Receivables Corporation and its successors and assigns.

Defaulted Receivable:  Each Receivable with respect to which (i) in accordance with the Debtor’s Credit Guidelines the Servicer has determined in good faith that eventual payment in full is unlikely, (ii) the related Financed Vehicle has been repossessed or (iii) any payment or part thereof is over 120 days contractually delinquent (or if the related obligor is insolvent or has sought protection under the United States Bankruptcy Code and such receivable is more than 180 days delinquent).

Delinquent Receivable:  Each Receivable (i) as to which more than ten dollars ($10.00) of any payment remains unpaid for more than thirty (30) days from the original due date for such payment and (ii) is not a Defaulted Receivable.

Delinquency Ratio:  With respect to any date of determination, the ratio (expressed as a percentage) of (i) the aggregate amount of remaining scheduled payments of principal with respect to all Receivables which are Delinquent Receivables as of such date to (ii) the aggregate amount of remaining scheduled payments of principal with respect to all outstanding Receivables as of such date.

Determination Date:  With respect to any Remittance Date, the 15th day of the month in which such Remittance Date falls or, if such day is not a Business Day, the Business Day next succeeding such day.

Direct Loan:  Any Receivable that was originated by the Originator through a direct relationship with the Obligor thereof and not through a motor vehicle dealer.

Direct Loan Percentage:  On any day the percentage equivalent of a fraction the numerator of which is the aggregate Principal Balance of all Direct Loans on such date and the denominator of which is the aggregate Principal Balance of all Eligible Receivables on such Date.

Dollar, Dollars and the symbol $:  Lawful money of the United States of America.

EBITDA:  For any period and any Person, the total of the following (calculated without duplication) for such Person on a consolidated basis for such period: (a) Adjusted Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes deducted in determining Adjusted Net Income; plus (c) Interest Expense deducted in determining Adjusted Net Income; plus (d) amortization and depreciation expense deducted in determining Adjusted Net Income; plus (e) other noncash charges deducted in determining Adjusted Net Income and not already deducted in accordance with clause (d) above or clause (b) and clause (c) of the definition of Adjusted Net Income; minus (f) noncash credits included in determining consolidated Adjusted Net Income and not already excluded in accordance with the definition of Adjusted Net Income.

EBITDA Coverage Ratio:  The ratio of EBITDA to Interest Expense.

Effective Date:  January 14, 2002.

Eligible Investments:  Each of the investments attached hereto on the list of investments set forth as Exhibit D, as amended or modified only with the prior written consent of the Surety Bond Provider, Moody’s and S&P and which may include investments for which the Collateral Agent (but not in its capacity as Collateral Agent) or an Affiliate of the Collateral Agent provides services.

Eligible Receivables:  As of any day, each Receivable, including Additional Receivables, of the Debtor:

(a)                                  which is payable in Dollars;

(b)                                 at the time of origination, the Obligor on which has provided, as its most recent billing address, an address located in the United States;

(c)                                  which is not a Defaulted Receivable at the time such Receivable becomes part of the Collateral;

(d)                                 which has been created in accordance with, or under standards no less stringent than, the Credit Guidelines which are attached hereto as Exhibit E;

(e)                                  which is not more than thirty (30) days contractually delinquent from the due date, at the time such Receivable becomes part of the Collateral (except for no more than 2% of the Principal Balance of any Receivables pledged on the Closing Date or 1% of the Principal Balance of any Receivables pledged on any Addition Date, which, in each case, may be 30 to 59 days contractually delinquent), nor does the Obligor with respect thereto have any other automotive receivable owing to the Seller which is sixty (60) or more days contractually delinquent or defaulted at the time of transfer;

(f)                                    which is either (i) a Direct Loan or (ii) was sold to the Debtor in the ordinary course of the Debtor’s business and which was created as a result of an advance by an Originator, directly to or for the benefit of an Obligor for the purchase of an automobile or light truck or as a result of the extension of credit by an Approved Third Party Originator to an Obligor in satisfaction of indebtedness which was incurred in connection with the purchase of an automobile or light truck;

(g)                                 as to which at the time such Receivable first became part of the Collateral, the Debtor will have good and marketable title thereto and which is not subject to any Lien or claim or other encumbrance for any work, labor or materials performed on the related Financed Vehicle which are Liens prior to, or equal or coordinate with, the security interest in the Financed Vehicle granted by the Receivable, and as to which, the Collateral Agent, for the benefit of the Secured Parties, shall have a valid and perfected first priority security interest, free and clear of all Liens, encumbrances, security interests and rights of others; provided, however, that the requirement of good and marketable title shall be deemed satisfied to the extent that the Debtor fully complies with Section 7.8(a) hereof;

(h)                                 as to which at the time such Receivable first became part of the Collateral, to the best of the Seller’s knowledge, a bona-fide down payment has been made;

(i)                                     which provides for level monthly payments (provided that the payment in the first and last month of the Receivable may be minimally different from the level payment) that fully amortize the Amount Financed by maturity and yield interest at the APR;

(j)                                     which provides for, in the event that such Receivable is prepaid by the Obligor, a prepayment that fully pays the Principal Balance of such Receivable and any interest accrued through the date of prepayment;

(k)                                  which does not represent either a direct or indirect obligation of any federal, state or local government entity;

(l)                                     the Obligor of which has not previously defaulted on an automobile installment sales contract purchased by the Seller at the time such Receivable becomes part of the Collateral;

(m)                               which was originated by an Originator or an Approved Third Party Originator, in either case, approved by the Seller and which Originator or Approved Third Party Originator, as applicable, is subject to an Originator Agreement with the Seller or subject to an Approved Third Party Originator Agreement, respectively, and which if acquired by the Seller pursuant to a “bulk purchase” from another Originator or any Approved Subsidiary has been approved in writing by the Surety Bond Provider;

(n)                                 which has a clear right of repossession on the Financed Vehicle securing such Receivable;

(o)                                 which is not “electronic chattel paper” as defined in Section 9-102(31) of the UCC;

(p)                                 which is not, at the time such Receivable became part of the Collateral, subject to any right of rescission, cancellation, setoff, claim, counterclaim or defense (including the defense of usury) of the Obligor;

(q)                                 which has an original maturity of 72 months or less; provided, however, that any Eligible Receivable that has an original maturity in excess of sixty (60) months must comply in all material respects with the Guidelines for Extended Term Financings; provided, further, however, that the weighted average remaining term to maturity of all Eligible Receivables shall not exceed 66 months;

(r)                                    which has an APR of at least 8.99%; provided, however, that the WAC Requirement or the requirements of Section 3.3 must be satisfied at all times;

(s)                                  the due date for any payment or payments on which has not been extended as of any date of determination; provided, that if the Obligor with respect to a Receivable has made six consecutive payments in full on such Receivable, such Receivable shall be an Eligible Receivable if it satisfies all other clauses of this definition and if extensions have been granted on the payments with respect to such Receivable either (A) in the aggregate for no more than one month for each twelve months of the original term of such Receivable; or (B) no more than twice for periods of one month each during the preceding twelve calendar months;

(t)                                    which is secured by a valid, subsisting, and enforceable first priority perfected security interest in favor of the Seller in the related Financed Vehicle, which security interest has been validly assigned by the Seller to the Debtor;

(u)                                 which represents the genuine, legal, valid and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally;

(v)                                 which shall have complied with, at the time of its origination, and shall remain in compliance with, all Requirements of Law;

(w)                               the Amount Financed thereunder shall not exceed $50,000; provided, however, that on any date of determination the aggregate Principal Balance of Receivables with an Amount Financed in excess of $40,000 cannot exceed 10% of the Borrowing Base;

(x)                                   as to which, if originated under the Seller’s Participating Program, a period of at least 1 month has elapsed since origination and the Originator of which is not obligated to repurchase such Receivable in the event of a payment default by the Obligor;

(y)                                 the Obligor of which is required to make payments to a lockbox under the control of the Servicer;

(z)                                   which, at the time such Receivable first became part of the Collateral, has not been waived or modified except as permitted herein by the Collateral Agent acting upon the written instructions of both the Administrative Agent and the Surety Bond Provider;

(aa)                            as to which the Debtor has done nothing, at the time such Receivable first became part of the Collateral, to impair the rights of the Surety Bond Provider, the Company or the Collateral Agent therein;

(bb)                          which is covered by a valid VSI Insurance Policy;

(cc)                            which constitutes “chattel paper” under and as defined in Article 9 of the UCC;

(dd)                          which was (i) acquired pursuant to an Originator Agreement in a transaction constituting a bona fide sale in the ordinary course of such Originator’s business or (ii) acquired by an Approved Subsidiary pursuant to an Approved Third Party Originator Agreement in a transaction constituting a bona fide sale in the ordinary course of such Approved Third Party Originator’s business and was acquired by the Seller in a transaction constituting a bona fide sale in the ordinary course of such Approved Subsidiary’s business; and

(ee)                            which when combined with all the Receivables will not cause the aggregate Principal Balance of those Receivables that meet the criteria of Tier 4 or Tier 5 as set forth in the Credit Guidelines for such designation, to exceed 15% of the aggregate Principal Balance of all Receivables.

Enhanced Yield:  For any Collection Period the lesser of (i) the Accrued Interest for such Collection Period and (ii) the sum of the Interest for each day during such Collection Period calculated assuming that the applicable Interest Rate for each such day is 5% per annum; provided, that upon the occurrence and continuance of a default by the Surety Bond Provider under the Surety Bond, the Enhanced Yield shall equal the Accrued Interest for such Collection Period.

ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate:  With respect to the Debtor, at any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with the Debtor as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

Eurocurrency Liabilities:  Shall have the meaning specified in Regulation D.

Eurodollar Disruption Event:  The occurrence of any of the following: (a) any Liquidity Provider shall have notified the Administrative Agent of a determination by such Liquidity Provider or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund the Note or any interest therein, (b) any Liquidity Provider shall have notified the Administrative Agent of the inability, for any reason, of such Liquidity Provider or any of its assignees or participants to determine the Adjusted LIBOR Rate, (c) any Liquidity Provider shall have notified the Administrative Agent of a determination by such Liquidity Provider or any of its assignees or participants that the rate at which deposits of United States dollars are being offered to such Liquidity Provider or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Liquidity Provider, such assignee or such participant of making, funding or maintaining any Purchased Interest or (d) any Liquidity Provider shall have notified the Administrative Agent of the inability of such Liquidity Provider or any of its assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain the Note.

Eurodollar Reserve Percentage:  With respect to any Reference Bank for any period, shall mean the percentage applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

Extended Service Agreement:  A service contract covering repairs to a Financed Vehicle.

Facility Limit:  $150,000,000.

Federal Book-Entry Securities:  Securities issued by the U.S. Treasury, FNMA or by FHLMC which are maintained in book-entry form on the records of the Federal Reserve Bank of Dallas.

Fee Letter:  The letter agreement dated as of the Effective Date, between the Company, the Administrative Agent and the Debtor in respect of the payment by the Debtor of certain fees.

Finance Charge Collections:  With respect to any Collection Period, the sum of the following amounts:  (i) that portion of all collections on Receivables allocable to interest, late fees,

insufficient funds check charges and related charges assessed against Obligors, (ii) Liquidation Proceeds to the extent allocable to interest due thereon in accordance with the Servicer’s customary servicing procedures, (iii) any amounts received by the Debtor pursuant to any Interest Rate Cap, and (iv) the interest portion of the amount required to be paid by the Debtor to reduce the principal balance of the Note and release the lien of the Secured Parties on each Receivable that became an Ineligible Receivable during the related Collection Period.

Financed Vehicle:  An automobile or light truck, together with all accessions thereto, securing an Obligor’s indebtedness under the respective Receivable.

FIRC:  F.I.R.C., Inc., a Delaware corporation.

FISC: First Investors Servicing Corporation or any entity which merges or consolidates with First Investors Servicing Corporation pursuant to Section 4.05 of the Servicing Agreement.

First Omnibus Amendment:  The First Omnibus Amendment to the Transaction Documents, dated as of January 14, 2002, among the Debtor, FIFS, FISC, VFCC, Wachovia Capital Markets (as successor in interest to Wachovia Securities, LLC, successor in interest to Wachovia Securities, Inc., formerly known as First Union Securities, Inc), the Surety Bond Provider and Wells Fargo.

GAAP:  Generally accepted accounting principles in the United States of America as in effect from time to time.

Governmental Authority:  The United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Gross Default Ratio:  With respect to each Collection Period the ratio of (i) the product of (a) 12 and (b) the aggregate Principal Balance of all Receivables which became Defaulted Receivables during such Collection Period and (ii) the Borrowing Base as of the beginning of such Collection Period.

Guaranty:  Any agreement, undertaking or arrangement by which any Person guarantees, endorses, or otherwise becomes contingently liable (whether directly, or indirectly by way of agreement, contingent or otherwise, or purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss) upon, the indebtedness, obligation or liability of any Person, or guarantees the payment of dividends or other distributions upon the stock of any corporation.

Guidelines for Extended Term Financings:  The Summary Credit and Collection Guidelines for Extended Term Financings attached as Exhibit P hereto.

Incentive Servicing Fee:  With respect to any Collection Period or portion thereof for which FISC is the Servicer, shall be equal to the sum of the quotients, for each day of such Collection Period for which FISC is the Servicer, obtained by dividing an amount equal to 0.5% of the aggregate Principal Balance of the Receivables as of the beginning of such Collection Period by 365 (or 366, as applicable) and with respect to any Collection Period or portion thereof for which FISC is not the Servicer, shall be equal to the sum of the quotients, for each day of such Collection Period for which

FISC is not the Servicer, obtained by dividing an amount equal to 0% of the aggregate Principal Balance of the Receivables as of the beginning of such Collection Period by 365 (or 366, as applicable).

Ineligible Receivable:  As defined in Section 3.1.

Instruments:  As defined in Section 9-102 of the UCC.

Insurance Agreement:  That certain Insurance Agreement, dated as of October 1, 1996, among the Debtor, the Seller, the Collateral Agent, the Reserve Account Agent and the Surety Bond Provider, as amended to the date hereof, including the First Omnibus Amendment, as the same may be amended, modified and supplemented from time to time in accordance with the terms thereof and hereof.

Insurance Agreement Amortization Event:  Shall have the meaning set forth in the Insurance Agreement.

Interest:  For any Collection Period with respect to the Note, the sum of the products (for each day during such Collection Period) of:

IR x NI x   1

360

where:

IR                                    =                                         the Interest Rate; and

NI                                   =                                         the Net Investment.

Interest Expense:  For any period and for any Person, interest expense of such Person calculated without duplication on a consolidated basis for such period in accordance with GAAP.

Interest Rate:  With respect to the Notes, on any day, (i) for the portion of the Net Investment that is funded on such day through the issuance of Commercial Paper, the CP Rate and (ii) for the portion of the Net Investment that is not funded through the issuance of commercial paper, the Alternative Rate.

Interest Rate Cap and Interest Rate Caps:  As defined in Section 3.2(n).

Law:  Any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

LIBOR Rate:  For any day during any Collection Period, an interest rate per annum equal to: (i) the posted rate for 30-day deposits in United States Dollars appearing on Telerate page 3750 as of 11:00 a.m. (London time) on the Business Day which is the second Business Day immediately preceding the first day of the applicable Collection Period; or (ii) if no such rate appears on Telerate page 3750 at such time and day, then LIBOR shall be determined by Wachovia Bank, National Association at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30-day deposits in United States Dollars are being, have been, or would be offered or quoted by Wachovia Bank, National Association to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

Lien:  Any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing.

Liquidation Proceeds:  (i) proceeds of any claim under any Credit Insurance and (ii) all monies collected in connection with the disposition of any Financed Vehicle, from whatever source, securing a Defaulted Receivable, net of the sum of (x) any amounts reasonably expended by the Servicer in connection with the liquidation of such Financed Vehicle for the account of the Obligor and (y) any such amounts required by law to be remitted to the Obligor.

Liquidity Agreement:  The agreement between the Company and any Liquidity Provider evidencing the obligation of the Liquidity Provider to provide liquidity support to the Company in connection with the issuance of Commercial Paper.

Liquidity Provider:  The Person or Persons who will provide liquidity support to the Company in connection with the issuance by the Company of its Commercial Paper, which, as of the Effective Date, is Wachovia Bank, National Association.

London Business Day:  Any day which is a Business Day and also is a day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London.

Monthly Debtor’s Certificate:  As defined in Section 4.4.

Monthly Extension Rate:  The number of extensions granted during any Collection Period divided by the aggregate number of retail installment sales contracts owned or serviced by the Seller at the beginning of the Collection Period.

Moody’s:  Moody’s Investors Service, Inc.

Multiemployer Plan:  A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which contributions are or have been made by the Debtor or any ERISA Affiliate of the Debtor.

Net Default Ratio:  The ratio of (i) the product of (a) 12 and (b)(1) the aggregate Principal Balance of all Receivables which became Defaulted Receivables during such Collection Period minus (2) Liquidation Proceeds received during the related Collection Period and allocable to principal minus (3) the Principal Balance of any Receivable which became a Reinstated Receivable during the related Collection Period and (ii) the Borrowing Base as of the beginning of such Collection Period.

Net Investment:  With respect to any date of determination, (i) the Original Investment plus (ii) the amount of any Subsequent Funding occurring on or prior to such date less (iii) all Collections distributed to the Noteholder in reduction of the Net Investment pursuant to Section 5.1 hereof on or prior to such date of determination, (iv) draws from the Reserve Account distributed to the Noteholder in reduction of the Net Investment, and (v) draws on the Surety Bond distributed to the Noteholder in reduction of the Net Investment; provided however, that the Net Investment for the first day of the first Collection Period shall equal the Original Investment, and provided further, that as to the Surety Bond Provider, draws made under the Surety Bond will not reduce the principal amount due under the Note.

Note:  The note issued by the Debtor to the Company pursuant to Section 2.1 of the Note Purchase Agreement, as the same may be amended from time to time and any other notes issued in replacement therefor.

Noteholder:  The Company as holder of the Note or any assignee thereof which shall include only the Company, any Liquidity Provider, or any commercial paper conduit administered by Wachovia Bank, National Association or any of its affiliates.

Noteholder’s Percentage:  94%.

Note Purchase Agreement:  The Note Purchase Agreement, dated as of October 1, 1996, between the Debtor and the Company, as amended to the date hereof, including by the First Omnibus Amendment, as the same may be amended, modified and supplemented from time to time in accordance with the terms thereof and hereof.

Obligor:  For any Receivable, each and every Person who purchased or co-purchased a Financed Vehicle or any other person who owes payments under such Receivable.

Official Body:  Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Original Investment:  $59,322,154.20.

Originator:  A bank, finance company, car rental company or factory authorized dealer or its affiliates or any other originator approved in writing by the Surety Bond Provider which has entered into an Originator Agreement with the Seller.

Originator Agreement:  The agreement between the Seller and an Originator relating to the purchase by the Seller of a Receivable.

PBGC:  The Pension Benefit Guaranty Corporation or any other entity succeeding to the functions currently performed by the Pension Benefit Guaranty Corporation.

Person:  Shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a government or an agency or political subdivision thereof.

Plan:  Any employee pension benefit plan that (a) is or has been maintained by the Debtor or any ERISA Affiliate of the Debtor, or to which contributions by any such Person are or have been required to be made, (b) is subject to the provisions of Title IV of ERISA and (c) is not a Multiemployer Plan.

Plan Event:  (a) the provisions of a notice of intent to terminate any Plan under Section 4041 of ERISA other than in a “standard termination”, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (b) the receipt of any notice by any Plan to the effect that the PBGC intends to apply for the appointment of a trustee to administer any Plan, (c) the termination of any Plan which may result in a material liability to the Debtor, (d) the withdrawal of the Debtor or any ERISA Affiliate of the Debtor from any Plan described in Section 4063 of ERISA which may result in a material liability of the Debtor, (e) the complete or partial withdrawal of the Debtor or any ERISA Affiliate of the Debtor from any Multiemployer Plan which may result in a material liability of the Debtor, (f) a “reportable event” described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC) or an event described in Section 4068(f) of ERISA which may result in a material liability of the Debtor, and (g) any other event or condition which under ERISA or the Code may constitute grounds for the imposition of a lien on the assets of the Debtor in respect of any Plan or Multiemployer Plan which is not corrected within thirty (30) days.

Potential Amortization Event:  An event which, but for the lapse of time or the giving of notice, or both, would constitute an Amortization Event.

Potential Termination Event:  An event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

Potential Wind-Down Event:  An event which, but for the lapse of time or the giving of notice, or both, would constitute a Wind-Down Event.

Principal Balance:  Of a Receivable as of the close of business on the last day of a Collection Period, means the Amount Financed minus all Collections collected by the Servicer to and including such day with respect to such Receivable and applied by the Servicer in accordance with the Servicer’s customary servicing procedures to reduce the principal balance thereof provided, however, that the Principal Balance of any Receivable which is a “Defaulted Receivable” as defined herein shall be zero.

Principal Collections:  For any Remittance Date, the sum of the following amounts with respect to the preceding Collection Period:  (i) that portion of all collections on Receivables allocable to principal, (ii) Liquidation Proceeds attributable to principal in accordance with the Servicer’s customary servicing procedures, (iii) partial prepayments of any refunded item included in the Amount Financed, such as extended warranty protection plan costs, or physical damage, credit life, or disability insurance premiums, and (iv) the principal portion of the amount paid by the Debtor to reduce the principal balance of the Note and release the lien of the Secured Parties on each Receivable that became an Ineligible Receivable during the related Collection Period.

Program Fee:  A fee payable monthly to the Company by the Debtor, the terms of which are set forth in the Fee Letter.

Purchase Agreement:  The Purchase Agreement, dated as of October 22, 1996, between the Debtor, as purchaser thereunder, and the Seller, as seller thereunder, as amended to the date hereof, including by the First Omnibus Amendment, as the same may be amended, modified and supplemented from time to time in accordance with the terms thereof and hereof.

Purchased Interest:  The interest in the Note acquired by the Liquidity Provider, if any.

Rapid Amortization Event:  A downgrade in the claims-paying rating of the Surety Bond Provider below “Aa” or “AA” by either Moody’s or S&P that is not cured within thirty (30) days of such downgrade.

Receivable:  Any retail installment sales contract and installment loan contract listed on the attached Receivables Schedule and any indebtedness owed thereunder (including any Additional Amounts), whether constituting an account, chattel paper, instrument, mortgage, deed of trust or general intangible, arising out of or in connection with the (i) sale of new or used cars, or new and used light trucks or (ii) the refinancing of a retail installment loan or contract arising out of or in connection with the sale of new or used cars or new or used light trucks, including in either case the rendering of services by the Originator or any other party in connection therewith, under an Extended Service Agreement or otherwise, and including the right of payment of any finance charges and other obligations of the Obligor with respect thereto.  Notwithstanding the foregoing, once the Collateral Agent has released its security interest in a Receivable pursuant to Section 2.6 hereof, it shall no longer constitute a Receivable hereunder.

Receivable Schedule:  The schedule of Receivables (which schedule may be in the form of a computer file or microfiche) attached as Exhibit B to this Agreement, as amended or modified from time to time pursuant to the terms of this Agreement.

Reference Bank:  Any bank, which furnishes information for purposes of determining the Adjusted LIBOR Rate.

Reinstated Receivable: Any Receivable which previously became a Defaulted Receivable, the Obligor of which has made payments on such Receivable sufficient to include all amounts previously delinquent and unpaid.  A Receivable may only be determined to be a Reinstated Receivable once.

Relevant UCC State:  The States of New York and Texas.

Re-Liening Expense:  All expenses incurred by the Seller or the Collateral Agent for the purpose of re-titling the Financed Vehicles to name the Collateral Agent as lienholder on the certificate of title thereto.

Re-Liening Trigger:  The occurrence and continuance of any Servicer Termination Event or Termination Event.

Remittance Date:  The 20th day of each month beginning November 20, 1996, or, if such 20th day is not a Business Day, the next succeeding Business Day.

Removal Date:  As defined in Section 2.6 hereof.

Required Reserve Account Balance:  The greater of (i) an amount equal to the product of (a) 1.00% and (b) the Borrowing Base and (ii) an amount equal to the product of (x) 0.50% and (y) the greatest Net Investment since the last reduction of the Net Investment to zero; provided, however, that on and after any Remittance Date occurring after the occurrence of a Termination Event, there shall be no maximum limit on the amount required to be on deposit in the Reserve Account; provided, further, however, on any day on which the Net Investment is zero, the Required Reserve Account Balance shall be zero.

Requirements of Law:  For any Person shall mean the certificate of incorporation or articles of association and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether Federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System).

Reserve Account:  The account established pursuant to Section 5A.1 hereof.

Reserve Account Agent:  Wachovia Capital Markets, LLC, in its capacity as Reserve Account Agent under this Agreement and the Insurance Agreement.

Revolving Period:  The period from and including the Closing Date to, but not including, the Termination Date.

S&P:  Standard & Poor’s Ratings Group, a Division of The McGraw-Hill Companies.

Secured Parties:  The Company and the Surety Bond Provider.

Securities Intermediary:  Wachovia Bank, National Association and any other entity acting in the capacity of a “securities intermediary” as defined in Section 8-102(a)(14) of the UCC.

Securities Intermediary Securities Account:  A securities account maintained by the Securities Intermediary in the name of Wachovia Bank, National Association for Wells Fargo Bank, National Association, as Collateral Agent for the Secured Parties.

Seller:  First Investors Financial Services, Inc.

Seller’s Participating Program:  The program for the purchase of Receivables from an Originator or group of affiliated Originators, whereby the Receivables are aggregated into pools from which the Originators are entitled to receive a portion of the aggregate yield for a specified period in exchange for the Originator’s agreement to repurchase Defaulted Receivables from the pool during such period.

Servicer:  FISC as servicer under the Servicing Agreement or any successor Servicer acceptable to the Surety Bond Provider.

Servicer Termination Event:  As defined in the Servicing Agreement.

Servicing Agreement:  The Servicing Agreement, dated as of March 31, 1999, among the Servicer, the Debtor, and Wells Fargo, as Back-Up Servicer and as Collateral Agent, as amended to the date hereof, including by the First Omnibus Amendment, as the same may be amended, modified and supplemented from time to time in accordance with the terms thereof and hereof (but only with the consent of the Surety Bond Provider).

Servicing Fee:  With respect to any Collection Period or portion thereof for which FISC is the Servicer, shall be equal to the sum, for each day of such Collection Period for which FISC is the Servicer, of the quotient obtained by dividing an amount equal to 2.0% of the aggregate Principal Balance of the Receivables as of the beginning of such Collection Period by 365 (or 366, as applicable) and with respect to any Collection Period or portion thereof for which FISC is not the Servicer, shall be equal to the sum, for each day of such Collection Period for which FISC is not the Servicer, of the quotient obtained by dividing an amount equal to 2.5% of the aggregate Principal Balance of the Receivables as of the beginning of such Collection Period by 365 (or 366, as applicable).

Servicing Transfer:  As defined in the Servicing Agreement.

Subsequent Funding:  As defined in the Note Purchase Agreement.

Subsidiary:  Any corporation more than 50% of the outstanding voting securities of which shall at any time be owned or controlled, directly or indirectly, by the Debtor or by one or more Subsidiaries, or any similar business organization which is so owned or controlled.

Surety Bond:  That certain surety bond, substantially in the form annexed hereto as Exhibit J.

Surety Bond Premium:  As defined in the Insurance Agreement.

Surety Bond Provider:  MBIA Insurance Corporation, a New York stock insurance company.

Targeted Monthly Principal Payment:  With respect to each Remittance Date, (i) so long as no Rapid Amortization Event has occurred, the amount necessary to reduce the Net Investment to the product of (a) the Noteholder’s Percentage and (b) the Borrowing Base or (ii) if a Rapid Termination event has occurred, an amount equal to the sum of (x) the amount calculated pursuant to clause (i) of this definition and (y) the amount that would otherwise be payable to the Debtor pursuant to subclause fourth of clause (xi) of Section 5.1(a).

Telerate Page 3750 Screen:  The display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purposes of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

Termination Date:  The earliest of (i) February 15, 2006 unless such date shall be extended by the parties hereto pursuant to a written document, (ii) the date of termination of the commitment of the Liquidity Provider under any Liquidity Agreement, (iii) the date of the termination of the commitment of the Credit Support Provider under any Credit Support Agreement, (iv) the date designated by the Debtor as the date on which the Revolving Period shall terminate (which date shall be the last day of a Collection Period) following not less than thirty (30) Business Days’

prior written notice to the Company and the Surety Bond Provider and the Administrative Agent, and (v) the date on which any Termination Event has occurred.

Termination Event:  As defined in Section 6.1 hereof.

Transfer or Transferred:  When used with respect to Eligible Investments held or to be held in the Reserve Account means:

(i)                                     with respect to each Clearing Corporation Security, transfer to the Reserve Account Agent will occur upon the latest of: (w) the making by the Clearing Corporation of appropriate entries on its books reducing the appropriate securities account of the transferor and increasing the appropriate securities account of the Securities Intermediary by the amount of such Clearing Corporation Security, (x) the sending of a confirmation to the Reserve Account Agent by the Securities Intermediary of the purchase by the Reserve Account Agent of such Clearing Corporation Security and (y) the identification by book entry to the Securities Intermediary Securities Account by the Securities Intermediary of the Clearing Corporation Securities as belonging to the Reserve Account Agent, acting for the Collateral Agent, on behalf of the Secured Parties;

(ii)                                  with respect to each Certificated Security, transfer to the Reserve Account Agent will occur upon the latest of (x) the sending of a confirmation by the Securities Intermediary of the purchase by the Reserve Account Agent of such Certificated Security and (y) the identification by book-entry to the Securities Intermediary Securities Account by the Securities Intermediary of such Certificated Security as belonging to the Reserve Account Agent, acting for the Collateral Agent, on behalf of the Secured Parties;

(iii)                               with respect to each Federal Book-Entry Security, transfer to the Reserve Account Agent will occur upon the latest of (x) the making by the Federal Reserve Bank of Dallas of appropriate entries transferring the Federal Book-Entry Security on its books and records to the book-entry account of the Securities Intermediary at the Federal Reserve Bank of Dallas, (y) the sending of a confirmation by the Securities Intermediary of the purchase by the Reserve Account Agent of such Federal Book-Entry Security, and (z) the identification by book-entry to the Securities Intermediary Securities Account by the Securities Intermediary of such Federal Book-Entry Security as belonging to the Reserve Account Agent, acting for the Collateral Agent, on behalf of the Secured Parties;

(iv)                              with respect to Instruments in the possession of the Bailee, in the State of Texas, the sending of notice to the Bailee by the Reserve Account Agent of the security interest of the Reserve Account Agent, acting for the Collateral Agent, on behalf of the Secured Parties and the sending of an acknowledgment of such notice to the Reserve Account Agent; and

(v)                                 with respect to any Eligible Investment, by any method creating a perfected security interest in favor of the Reserve Account Agent, acting for the Collateral Agent, on behalf of the Secured Parties, provided that the Debtor shall have delivered an opinion of counsel to the Reserve Account Agent and the Collateral Agent to the effect that the Reserve Account Agent acting for the Collateral Agent, on behalf of the Secured Parties, has a valid perfected first priority security interest in such Eligible Investment.

Trust Officer:  Any officer in the Corporate Trust Office of the Collateral Agent responsible for the administration of this Agreement.

Uniform Commercial Code or UCC:  The Uniform Commercial Code as adopted in the Relevant UCC State.

Unused Program Fee:  A fee payable monthly to the Company by the Debtor, the terms of which are set forth in the Fee Letter.

VFCC:  Variable Funding Capital Corporation, a Delaware corporation and its successors and assigns.

VSI Insurance:  The blanket collateral protection insurance policy or policies of insurance underwritten by Agricultural Excess and Surplus Insurance Company (or any other insurance company acceptable to the Company) covering each of the installment sales contracts held by the Debtor, including the Receivables, in the form attached hereto as Exhibit J.

WAC Requirement:  On any day, that the weighted average APR of all Eligible Receivables is at least the following percentage:

Direct Loan Percentage	WAC Requirement
70% or more	12.50%
60% to, but excluding 70%	12.75%
50% to, but excluding 60%	13.00%
45% to, but excluding 50%	13.35%
40% to, but excluding 45%	13.65%
35% to, but excluding 40%	14.00%
30% to, but excluding 35%	14.25%

Wachovia Capital Markets:  Wachovia Capital Markets, LLC, a Delaware limited liability company.

Wells Fargo:  Wells Fargo Bank, National Association.

Wind-Down Event:  As defined in Section 6.2.

Yield Protection Provision:  The compensation of the Company by the Debtor with respect to increased taxes, reserves and funding costs of the Company as described in Section 4.2 of the Note Purchase Agreement.

Article II

Grant of Security Interest

Section 2.1                                   Grant of Security Interest.

As security for the prompt and complete payment of the Note and the performance of all of the Debtor’s obligations under the Note, the Note Purchase Agreement, the Insurance Agreement and this Agreement, the Debtor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on all of the Debtor’s right, title and interest in, to and under (i) all Receivables listed on the date hereof in the Receivables Schedule attached hereto on Exhibit B and all Additional Receivables which become Receivables at any time following the Cut-Off Date pursuant to Section 2.2, all monies due or to become due with respect to Receivables, including Additional Receivables, on and after the Cut-Off Date or Addition Cut-Off Date, as applicable, whether such amounts are considered accounts, general intangibles or other property, and all monies, instruments, securities or investments of any type or description on deposit in or credited to the Collection Account at any time; (ii) the security interests in the Financed Vehicles granted by Obligors pursuant to the related Receivables and any accessions thereto; (iii) any proceeds from claims on any physical damage, credit life, credit disability, VSI Insurance or other insurance policies covering Financed Vehicles or Obligors and any other Liquidation Proceeds; (iv) any Interest Rate Cap, including the right to payment under any such Interest Rate Cap or other hedging arrangement; and (v) the proceeds of any and all of the foregoing (collectively, the “Collateral”).  As security for the prompt and complete payment of the Note and the performance of all of Debtor’s obligations under the Note, the Note Purchase Agreement, the Insurance Agreement and this Agreement, the Debtor hereby grants to the Reserve Account Agent for the benefit of the Collateral Agent for the benefit of the Secured Parties, a security interest in and continuing Lien on all of Debtor’s right, title and interest in, to and under the Reserve Account and all Eligible Investments, securities, instruments and other financial assets (as defined in Section 8-102(a)(9) of the UCC) credited to the Reserve Account and the proceeds thereof.  In addition, the Debtor hereby assigns to the Collateral Agent all of its rights under the Purchase Agreement with respect to the Receivables.  Notwithstanding the foregoing assignment, the Debtor does not assign its rights as to any retail installment sales contracts purchased thereunder other than the retail installment sales contracts and any other rights relating to Receivables.  The foregoing pledge does not constitute an assumption by the Collateral Agent of any obligations of the Debtor to Obligors or any other Person in connection with the Collateral or under any agreement and instrument relating to the Collateral, including without limitation any obligation to make future advances to or on behalf of such Obligors.

In connection with such pledge, the Debtor agrees to record and file, at its own expense, financing statements with respect to the Collateral now existing and hereafter created for the transfer of chattel paper, accounts and general intangibles (each as defined in Article 9 of the UCC) meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the first priority security interest of the Collateral Agent in the Collateral, and to deliver a file-stamped copy of such financing statements or other evidence of such filing (which may, for purposes of this Section 2.1, consist of telephone confirmation of such filing) to the Company on or prior to the Closing Date.  In addition, the Debtor agrees to clearly and unambiguously mark its general ledger and all accounting records and documents and all computer tapes and records to show that the Receivables have been pledged to the Collateral Agent hereunder.

In connection with the grant of the security interest pursuant to this Section 2.1, the Debtor agrees to direct FISC as Servicer, on or prior to the Servicing Transfer, to indicate, on or prior to the Servicing Transfer, clearly and unambiguously in its computer files described in the preceding paragraph that an undivided interest in the Receivables created in connection with the Receivables has been pledged to the Collateral Agent pursuant to this Agreement.  The Debtor shall deliver to the Collateral Agent a computer file or microfiche list containing a true and complete list of all such Receivables, identified by account number and principal balance as of the end of the Collection Period ending immediately prior to the Servicing Transfer.  Such file or list shall be marked as the Receivable Schedule and Exhibit B to this Agreement, delivered to the Collateral Agent as confidential and proprietary information, and is hereby incorporated into and made a part of this Agreement.  The Debtor agrees to deliver to the Collateral Agent at such times as requested by the Collateral Agent in connection with a third-party’s request to review Exhibit B, as provided in the financing statement filed by the Collateral Agent under the UCC, a computer file or microfiche list containing a true and complete list of all Receivables, including all Receivables created on or after the Cut-Off Date, in existence as of the later of (w) the last day of the prior Collection Period, (x) the most recent Addition Date or (y) the most recent Removal Date by account number and by Principal Balance as of such day or date.  Such updated and revised file or list shall be marked as the Receivable Schedule and Exhibit B to this Agreement, delivered to the Collateral Agent as confidential and proprietary information, shall replace the previously delivered Receivable Schedule identified as Exhibit B, and shall be incorporated into and made a part of this Agreement.  The Debtor agrees to direct the Servicer, by the end of each Collection Period to indicate clearly and unambiguously in its computer files that an undivided interest in the Receivables has been pledged to the Collateral Agent pursuant to this Agreement.  The Secured Parties shall have the right to request the Debtor to deliver or caused to be delivered to such parties a new perfection opinion with respect to the Collateral in the event of a change in the law addressed pursuant to such opinion.

Section 2.2            Additional Receivables.

(a)           At any time during the Revolving Period, the Debtor may designate additional Eligible Receivables to be included as part of the Collateral (“Additional Receivables”); provided, however, that in the case of an addition done for a purpose other than preventing the sum of the Borrowing Base plus the amount on deposit in the Reserve Account from declining below the Net Investment, the date of transfer (the “Addition Date”) shall be as of the opening of business on the first Business Day of the Collection Period immediately succeeding the Addition Cut-Off Date with respect to such Additional Receivables.  It shall be a condition precedent to the pledge to the Collateral Agent of any Additional Receivables that (i) the Debtor shall have provided the Collateral Agent and the Surety Bond Provider reasonable access to all computer tapes, books, records, files and documentation relating to the Receivables and the retail installment sales contracts to be designated as Additional Receivables, (ii) the Debtor shall have entered into an Interest Rate Cap, an executed copy of which shall be delivered to the Surety Bond Provider promptly following execution thereof or any amendments thereto, which shall be in form and substance acceptable to the Surety Bond Provider, (iii) after giving effect to such pledge of Additional Receivables the Net Investment shall not be greater than the Noteholder’s Percentage of the Borrowing Base, (iv) the amount on deposit in the Reserve Account shall at least equal the Required Reserve Account Balance (calculated as if such Additional Receivables shall have been pledged to the Collateral Agent), (v) if any Additional Receivables proposed to be pledged to the Collateral Agent were acquired by the Seller in a bulk purchase, the Surety Bond Provider shall have consented in writing to the pledge of such Additional Receivables, and (vi) the weighted average original term to maturity of each group of Additional Receivables that are not Direct Loans proposed to be pledged to the Collateral Agent shall be at least one (1) month greater than the weighted average remaining term to maturity of such group of Additional Receivables that are not Direct Loans.

(b)           Any addition of Receivables as part of the Collateral made under subsection (a) shall satisfy the following conditions:

(i)            On or before the tenth Business Day (the “Notice Date”) prior to the Addition Date, the Debtor shall give the Administrative Agent, the Surety Bond Provider and the Collateral Agent written notice that such Additional Receivables will be included as Collateral as of the Addition Date and specifying the estimated Principal Balance of such Additional Receivables as of the Addition Cut-Off Date;

(ii)           On or prior to the Addition Closing Date, (x) the Servicer shall have caused its computer tapes and computer records to be marked clearly and unambiguously to show that the Seller has sold the Additional Receivables to the Debtor and (y) the Debtor shall have clearly and unambiguously marked (or caused to be marked) its general ledger and any computer tapes or other records to show that an undivided interest in the Additional Receivables has been pledged to the Collateral Agent;

(iii)          (x) None of a Termination Event, a Potential Termination Event or the Termination Date shall have occurred and be continuing or would result from such increase, and (y) no Amortization Event has occurred or would result from such increase;

(iv)          After giving effect to such increase, the Net Investment shall not exceed the Facility Limit;

(v)           The Surety Bond Provider, the Administrative Agent and the Collateral Agent shall have received an executed certification by an authorized officer of the Servicer substantially in the form of Exhibit N, showing, among other things, the calculations necessary to support the calculation required pursuant to clause (iv) above and the items set forth in Section 2.2(a)(iii), (iv) and (vi) above;

(vi)          (x) Each representation and warranty of the Debtor herein, in the Note Purchase Agreement and in any other Transaction Document shall be true and correct with respect to the Debtor, (y) each Receivable included in the Borrowing Base is an Eligible Receivable as of the date of such Funding and (z) no selection procedures adverse to the interests of the Secured Parties shall have been utilized in selecting the Additional Receivables;

(vii)         The Debtor shall have deposited in the Reserve Account, or shall have given irrevocable instructions to the Company to withhold from the proceeds of such Funding and to deposit in the Reserve Account, an amount equal to the amount necessary to cause the amount on deposit in the Reserve Account to be at least equal to the Required Reserve Account Balance (calculated as if such increase shall have occurred);

(viii)        The Surety Bond shall be in full force and effect;

(ix)           The Debtor shall have delivered on or prior to the related Addition Cut-Off Date to the Collateral Agent the sole original, executed Contracts evidencing the Receivables;

(x)            The Debtor shall have delivered or caused to be delivered to the Collateral Agent on or prior to the related Addition Cut-Off Date the documents described in Section 2.13 of the Servicing Agreement;

(xi)           On or prior to the Addition Closing Date, the Debtor shall have directed the Servicer, on behalf of the Debtor, to deliver to the Collateral Agent and Secured Parties (x) a computer file or microfiche list containing a true and complete list of all Additional Receivables identified by account number and by Principal Balance of such Additional Receivables as of the Addition Cut-Off Date, or (y) a true and complete list of all Receivables, including the Additional Receivables, identified by account number and by Principal Balance as of the Addition Cut-Off Date, which computer file or microfiche list shall be as of the Date of such Addition incorporated into and made part of this Agreement;

(xii)          [Reserved];

(xiii)         The Debtor shall have delivered to the Collateral Agent, the Administrative Agent and the Surety Bond Provider (x) either (A) a certificate in the form attached hereto as Exhibit L to the effect that the UCC filing described in Section 2.1 with respect to the Additional Receivables have been made or (B) evidence of such UCC filings, and (y) an executed certification by an authorized officer of the Debtor substantially in the form of Exhibit O; or

(xiv)        The conditions to Funding as set forth in Section 2.1(c) of the Note Purchase Agreement shall have been satisfied.

Section 2.3            Re-Liening Trigger.

Upon the occurrence of a Re-Liening Trigger, the Seller shall take all steps necessary to cause the certificate of title or other evidence of ownership of the related Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Parties as lienholder.  Any costs associated with such revision of the Certificate of Title shall be paid by the Seller and to the extent such costs are not paid by the Seller such unpaid costs shall be recovered from Available Funds as described in Section 5.1 hereof.

In addition, no later than December 29, 2000 and at any other time at which a state concentration level exceeds 10% of the aggregate Principal Balance of Receivables, the Seller shall be required to deliver a legal opinion satisfactory to the Surety Bond Provider and to S&P as to the status of the security interest of the Collateral Agent, on behalf of the Secured Parties, in the related Financed Vehicles or cause the certificate of title or other evidence of ownership of the related Financed Vehicle to be revised to name the Collateral Agent on behalf of the Secured Parties as lienholder.

Section 2.4            Subrogation.

The parties hereto each acknowledge that, to the extent of any payment made under the Surety Bond, the Surety Bond Provider shall be fully subrogated to the extent of such payment, to the rights of the Noteholder to any moneys paid or payable to such holder in respect of the corresponding amounts due on such Note.  The parties hereto each agree to such subrogation and each further agrees to execute such instruments and to take such actions as, in the sole judgment of the Surety Bond Provider, are necessary to evidence such subrogation and to perfect the rights of the Surety Bond Provider to receive any moneys paid or payable to the Surety Bond Provider under the Note, the Note Purchase Agreement, the Insurance Agreement and this Agreement.

Section 2.5            Increase of Note.

The Debtor may increase the outstanding principal amount of the Note only upon satisfaction of the following conditions:

(i)            no Termination Event, no Amortization Event and no Wind-Down Event shall have occurred and be continuing;

(ii)           the Debtor shall have entered into an Interest Rate Cap;

(iii)          after giving effect to any such increase, the Net Investment shall not be greater than the Noteholder’s Percentage of the Borrowing Base;

(iv)          after giving effect to any such increase, the Net Investment would not exceed the Facility Limit;

(v)           the amount on deposit in the Reserve Account shall at least equal the Required Reserve Account Balance (calculated as if such increase in the Note shall have occurred);

(vi)          the Surety Bond Provider shall not have failed to make a payment required to be made under the Surety Bond; and

(vii)         the Debtor shall have provided notice to the Collateral Agent and each of the Secured Parties ten Business Days prior to such increase.

Section 2.6            Release of Receivables.

On any Business Day, provided that no Termination Event, Amortization Event or Wind-Down Event shall have occurred, the Debtor shall have the right to require the Collateral Agent to release all of the Collateral Agent’s right, title and interest in and to all or certain specified Receivables on the terms and conditions set forth herein (the effective date of any such release, the “Removal Date”).  It shall be a condition precedent to any such release that (i) after giving effect to any such release, the Net Investment shall not exceed the Noteholder’s Percentage of the Borrowing Base, such determination to be based on the most recent Monthly Debtor’s Certificate delivered by the Debtor, (ii) such release does not result in a Termination Event, a Wind-Down Event or an Amortization Event, (iii) the Debtor shall (y) pay to the Collateral Agent for payment to the Noteholder on the day of receipt from the Debtor, an amount equal to the amount necessary, if any, to reduce the Net Investment such that the Net Investment does not exceed the Noteholder’s Percentage of the Borrowing Base after giving effect to such release and (z) pay to the Collateral Agent for payment to the Noteholder on the day of receipt from the Debtor, an amount equal to all unpaid Carrying Costs (including Carrying Costs not yet accrued) to the extent reasonably determined by the Administrative Agent to be attributable to that portion of the Net Investment to be reduced as a result of the payment referred to in clause (y) above, (iv) the Debtor shall have given the Collateral Agent, the Surety Bond Provider and the Administrative Agent at least five (5) days prior written notice of its intention to request the release of such Receivables, (v) all amounts due under the Note Purchase Agreement and the Insurance Agreement, to the extent accrued to the date of such release or, at the option of the Collateral Agent, acting upon the written instructions of the Company and the Surety Bond Provider, acting separately, accrued to such date and to accrue thereafter, shall have been reimbursed and (vi) such release shall not materially and adversely affect either Secured Party and (vii) such release shall include at least $5,000,000 in Principal Balance of Receivables; provided, however, that there shall be no minimum release amount with respect to Ineligible Receivables.  It is the intention of the parties that, to the extent the Company is the Noteholder and the Company is funding its interest in the Note through Commercial Paper, the Debtor shall pay to the Collateral Agent such amounts as are required under this Section 2.6 on the Business Day preceding the maturity date of the Commercial Paper issued by the Company to fund its interest in the Note.

The Debtor shall also be obligated to pay to the Collateral Agent, the Company, the Surety Bond Provider and the Administrative Agent the reasonable legal fees and expenses of the Collateral Agent, the Surety Bond Provider, the Administrative Agent and the Company arising in connection with any such release.

Upon (i) the deposit to the Collection Account and the payment to the respective parties of the amounts described in this Section, and (ii) the receipt by the Collateral Agent of a certificate of the Debtor stating that all conditions precedent contained in this Section 2.6 have been satisfied, the Collateral Agent shall execute and deliver to the Debtor, at the Debtor’s expense, such documents or instruments as are necessary to terminate the Collateral Agent’s interest in the applicable Receivables and the proceeds thereof.  Any such documents shall be prepared by or on behalf of the Debtor and shall specifically identify (by loan or account number and outstanding Principal Balance) the Receivables in which the Collateral Agent’s security interest is to be released.

The Debtor shall deliver to the Collateral Agent, the Surety Bond Provider and the Administrative Agent a computer file, microfiche list or printed list containing a true and complete list of all such Receivables to be released, identified by account number and principal balance as of the Cut-Off Date or Removal Date.  Such file or list, when taken together with the list provided pursuant to Section 2.1 hereof shall constitute the Receivables Schedule as of such Removal Date after giving effect to such removal.

Article III

Representations, Warranties and Covenants of The Debtor

Section 3.1            Representations and Warranties Concerning Receivables.

The Debtor represents and warrants to and covenants with the Collateral Agent and the Secured Parties as of the Closing Date and, except as otherwise provided herein, as of each Addition Date relating to the Receivables added to the Collateral on such Addition Date pursuant to Section 2.2, that:

(a)           Immediately prior to the Closing Date or the related Addition Date, as applicable, (each a “Conveyance Date”) the Seller had a valid and enforceable first priority security interest in the related Financed Vehicle, and such security interest had been duly perfected and was prior to all other present and future liens and security interests (except future tax liens and liens that, by statute, may be granted priority over previously perfected security interests) that now exist or may hereafter arise, and the Seller had the full right to assign such security interest to the Debtor.

(b)           On and after the related Conveyance Date, there shall exist under such Receivable a valid, subsisting, and enforceable first priority perfected security interest in the related Financed Vehicle (other than, as to the priority of such security interest, any statutory lien arising by operation of law after the related Conveyance Date which is prior to such interest) and, following the grant of all of the Debtor’s right, title and interest in and to such security interest to the Collateral Agent, at such time as enforcement of such security interest is sought there shall exist in favor of the Collateral Agent a valid, subsisting, and enforceable first priority perfected security interest (other than, as to the priority of such security interest, any statutory lien arising by operation of law after the related Addition Date which is prior to such interest) in the related Financed Vehicle.

(c)           If such Receivable was originated in a state in which notation of a security interest on the title document for the Financed Vehicle securing such Receivable is required or permitted to perfect such security interest, the title document for such Financed Vehicle shows, or if a new or replacement title document is being applied for with respect to such Financed Vehicle the title document will show, the Seller as the sole holder of a security interest in such Financed Vehicle.  If such Receivable was originated in a state in which the filing of a financing statement under the UCC is required to perfect a security interest in motor vehicles, such filings or recordings have been duly made and show the Seller as the sole holder of a first priority security interest in such Financed Vehicle, and in either case the Debtor has the same rights as the Seller has or would have (if the Seller were still the owner of a Receivable) against the Obligor and all creditors of the Obligor claiming an interest in such Financed Vehicles.

(d)           Immediately prior to the related Conveyance Date:  (i) such Receivable had not been sold, assigned, or pledged by the Seller to any Person; (ii) the Seller had good and marketable title thereto free and clear of any encumbrance, equity, pledge, charge, claim or security interest; (iii) the Seller was the sole owner thereof and had full right to sell the Receivable to the Debtor and upon the sale thereof to the Debtor, the Debtor will have good and marketable title thereto and will own such Receivables free and clear of any encumbrances.  Such Receivable was acquired by the Seller, either (i) from an Originator with which the Seller does business, pursuant to an Originator Agreement between the Seller and such Originator or (ii) from an Approved Subsidiary and such Approved Subsidiary acquired such Receivable from an Approved Third Party Originator with which the Approved Subsidiary does business, pursuant to an Approved Third Party Originator Agreement between the Approved Subsidiary and such Approved Third Party Originator.  Such Originator or Approved Subsidiary, as the case may be, had full right to assign to the Seller such Receivable and the security interest in the related Financed Vehicle, and if applicable, such Approved Third Party Originator had full right to assign to the Approved Subsidiary such Receivable and the security interest in the related Financed Vehicle.  The Seller has full right to sell to the Debtor such Receivable and the security interest in the related Financed Vehicle.  The Collateral Agent, for the benefit of the Secured Parties, has a valid and perfected first priority security interest in such Receivable and all proceeds thereof, free and clear of all Liens, encumbrances, security interests and rights of others.

(e)           As of the related Conveyance Date, there is no lien against the related Financed Vehicle for delinquent taxes.

(f)            Such Receivable, and the sale of the Financed Vehicle securing such Receivable, where applicable, complied, at the time it was made, and now complies, in all material respects with applicable state and federal laws (and regulations thereunder), including, without limitation, usury, disclosure and consumer protection laws, equal credit opportunity, fair credit reporting, truth-in-lending or other similar laws, the Federal Trade Commission Act, and applicable state laws regulating retail installment sales contracts in general and motor vehicle retail installment sales contracts and loans in particular, and the receipt of interest on, and the ownership of, such Receivable by the Debtor will not violate any such laws and the related Obligor has no right of rescission or cancellation, claims or defenses, set-offs, or counterclaims of any kind whatsoever as to or against the contract evidencing a related Receivable.

(g)           The Receivable constitutes the entire agreement between the Seller (as assignee of the related Originator or the related Approved Subsidiary, as applicable) and the related Obligor.

(h)           At the time of origination of such Receivable, the proceeds of such Receivable were fully disbursed, and there is no requirement for future advances thereunder, and all fees and expenses in connection with the origination of such Receivable have been paid.

(i)            As of the related Conveyance Date, there is no default, breach, violation or event of acceleration existing under any such Receivable and no event which, with the passage of time or with notice or with both, would constitute a default, breach, violation or event of acceleration under any such Receivable.  The Seller has not waived any such default, breach, violation or event of acceleration.

(j)            In connection with the purchase of such Receivable, the Seller required the related Originator or Approved Subsidiary, as applicable, and the Approved Subsidiary required the related Approved Third Party Originator, if applicable, to furnish evidence that the related Financed Vehicle was covered by a comprehensive and collision insurance policy naming the Seller as loss payee and insuring against loss and damage due to fire, theft, transportation, collision and other risks generally covered by comprehensive and collision coverage in an amount equal to the actual cash value of the related Financed Vehicle.

(k)           Such Receivable contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the related Financed Vehicle of the benefits of the security.

(l)            The collection practices used with respect to such Receivable have been in all material respects legal, proper, prudent and customary in the automobile installment sales contract or installment loan servicing business as applied with respect to obligors with credit standings comparable to that of the Obligor.

(m)          Neither the Obligor on such Receivable nor any of its Affiliates is the Obligor on a Receivable or Receivables with an aggregate principal amount greater than $40,000 as of the Conveyance Date.

(n)           The related Obligor does not have any other motor vehicle retail sales installment contracts or installment loan contracts owing to the Seller which are sixty (60) or more days contractually delinquent at the Conveyance Date.

(o)           No Receivable is due from an Obligor who has defaulted under a previous Receivable with the Seller.

(p)           As applicable, either (i) the Originator or Approved Subsidiary, as applicable, that sold such Receivable to the Seller has entered into an Originator Agreement or Assignment, as applicable and such Originator Agreement or Assignment, as applicable constitutes the entire agreement between the Seller and the related Originator or Approved Subsidiary, as applicable, with respect to the sale of such Receivable to the Seller, such Originator Agreement or Assignment, as applicable, was at the time of the origination of such Receivable or the sale thereof to the Seller, as applicable, in full force and effect and is the legal, valid, binding and enforceable obligation of such Originator or Approved Subsidiary, as applicable (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of creditors’ rights generally and to principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law); there have been no material defaults by such Originator or Approved Subsidiary, as applicable, or by the Seller under such Originator Agreement or Assignment, as applicable; the Seller has fully performed all of its obligations under such Originator Agreement or Assignment, as applicable; the Seller has not made any statements or representations to such Originator or Approved Subsidiary, as applicable, inconsistent with any term of such Originator Agreement or Assignment, as applicable; the purchase price for such Receivable has been paid in full by the Seller, there is no other payment due to such Originator or Approved Subsidiary, as applicable, from the Seller for the purchase of such Receivable, such Originator or Approved Subsidiary, as applicable, has no right, title or interest in or to any Receivable; there is no prior course of dealing between such Originator or Approved Subsidiary, as applicable, and the Seller which will affect the terms of such Originator Agreement or Assignment, as applicable; any additional payment that may be owed to such Originator or Approved Subsidiary, as applicable, by the Seller is a corporate obligation of the Seller or (ii) the Approved Third Party Originator that sold such Receivable to the Approved Subsidiary has entered into an Approved Third Party Originator Agreement and such Approved Third Party Originator Agreement constitutes the entire agreement between the Approved Subsidiary and the related Approved Third Party Originator with respect to the sale of such Receivable to the Approved Subsidiary, such Approved Third Party Originator Agreement was, at the time of the origination of such Receivable, in full force and effect and is the legal, valid, binding and enforceable obligation of such Approved Third Party Originator (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of creditors’ rights generally and to principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law); there have been no material defaults by such Approved Third Party Originator or by the Approved Subsidiary under such Approved Third Party Originator Agreement; the Approved Subsidiary has fully performed all of its obligations under such Approved Third Party Originator Agreement; the Approved Subsidiary has not made any statements or representations to such Approved Third Party Originator inconsistent with any term of such Approved Third Party Originator Agreement; the purchase price for such Receivable has been paid in full by the Approved Subsidiary, there is no other payment due to such Approved Third Party Originator from the Approved Subsidiary for the purchase of such Receivable, such Approved Third Party Originator has no right, title or interest in or to any Receivable; there is no prior course of dealing between such Approved Third Party Originator and the Approved Subsidiary which will affect the terms of such Approved Third Party Originator Agreement; any additional payment that may be owed to such Approved Third Party Originator by the Approved Subsidiary is a corporate obligation of the Approved Subsidiary; such Receivables have been purchased by the Seller from such Approved Subsidiary and the purchase price for such Receivable has been paid in full by the Seller, there is no other payment due to such Approved Subsidiary from the Seller for the purchase of such Receivable, such Approved Subsidiary has no right, title or interest in or to any Receivable.

(q)           The Seller has provided to the Collateral Agent the sole original counterpart of such Receivable as amended, and the related title document or the application for title document, previously in the possession of the Seller.

(r)            Such Receivable constitutes “chattel paper” for purposes of Section 9-102(a)(11) of the UCC.  The Seller’s electronic ledgers have been marked as provided in Section 2.1 and 2.2 of this Agreement with respect to such Receivable.

(s)           Such Receivable was not originated in, nor is it subject to the law of, any jurisdiction, the laws of which would make unlawful the sale, transfer or assignment of such document, under this Agreement, including any repurchase in accordance with this Agreement.

(t)            Such Receivable is in full force and effect in accordance with its respective terms and neither the Seller nor the related Obligor has suspended or reduced any payments or obligations due or to become due thereunder by reason of a default by the other party to such Receivable; there are no proceedings pending, or to the best of the Seller’s knowledge, threatened, asserting insolvency of the related Obligor, there has been no previous default on such Receivable that resulted in repossession of the related Financed Vehicle; and there are no proceedings pending, or to the best of the Seller’s knowledge, threatened, wherein the related Obligor or any governmental agency has alleged that such Receivable is illegal or unenforceable.

(u)           Each contract evidencing or assigning, as the case may be, a Receivable being acquired by the Debtor is substantially similar to one of the Seller’s standard form contracts attached hereto as Exhibit K except for immaterial modifications or deviations therefrom in accordance with state law which will not have a material adverse effect on the Secured Parties and will not reduce the scheduled payments thereunder or other payments due under the Receivables.

(v)           The Seller has duly fulfilled all obligations to be fulfilled on the Seller’s part under or in connection with the origination, acquisition and disposition of such Receivable, including, without limitation, giving any notices or consents necessary to effect the acquisition of such Receivables by the Debtor, and has done nothing to impair the rights of the Collateral Agent or the Secured Parties in such Receivable or payments with respect thereto.  The Seller has obtained all necessary licenses, permits and charters required to be obtained by the Seller, which failure to obtain would render any portion of the transaction document unenforceable and would have a material adverse effect on the Secured Parties.

(w)          The Originator or Approved Third Party Originator that originated such Receivable was selected by the Seller based on such Originator’s or Approved Third Party Originator’s financial and operating history.

(x)            As of the Cut-Off Date, the aggregate Principal Balance of all Receivables was $65,913,504.67.

(y)           The contract securing such Receivable arose from a bona fide sale in the ordinary course of the Originator’s or Approved Third Party Originator’s business, as applicable.

(z)            Such Receivable represents the sale of goods described in the contract evidencing the Receivable.

(aa)         Such Receivable is exclusive and contains all the terms and conditions of the related contract.

(bb)         To the best of the Debtor’s knowledge, all signatures, names, addresses, telephone numbers, figures and other statements of fact set forth in the contract evidencing the Receivable are genuine, true and correct.

(cc)         To the best of the Debtor’s knowledge, no part of the down payment, or any installment, has been loaned by the Originator or Approved Third Party Originator, as applicable, to the related Obligor.

(dd)         To the best of the Debtor’s knowledge, all credit information provided to the Seller is true and correct and reported as received from the Obligor.

(ee)         To the best of the Debtor’s knowledge, the Obligor is in fact the primary or sole operator of the related Financed Vehicle.

(ff)           Each Receivable constitutes an Eligible Receivable.

(gg)         The sale of the Extended Service Agreement to the related Obligor complied at the time of such sale with all applicable state and federal laws (and regulations thereunder), including without limitation, insurance, usury, disclosure and consumer protection laws, equal credit opportunity, fair credit reporting, truth-in-lending or other similar laws, the Federal Trade Commission Act, and applicable state laws regulating extended service agreements and insurance, and the ownership of such Extended Service Agreement will not violate any such laws.

(hh)         To the best of the Debtor’s knowledge, each Extended Service Agreement and each credit life policy and accident and health policy relating to a Financed Vehicle or an Obligor is the legal, valid and binding obligation of each party thereto, and is enforceable in accordance with its terms.

(ii)           To the best of the Debtor’s knowledge, the Seller and any party obligated to perform services under an Extended Service Agreement relating to a Financed Vehicle, any credit life insurance policy or any accident and health policy related to a Financed Vehicle or an Obligor have complied with all licensing, insurance or other laws applicable to them in connection with the origination, servicing, performance or administration thereof.

(jj)           The Collateral Agent will be entitled to receive all amounts due to an Obligor or lienholder upon cancellation by an Obligor of an Extended Service Agreement or any credit life insurance policy and accident and health insurance policy relating to a Financed Vehicle or an Obligor;

(kk)         All rights (but not obligations) of the Seller under each Extended Service Agreement and any credit life insurance policy and accident and health insurance policy relating to a Financed Vehicle or an Obligor have been assigned by the Seller to the Debtor, and subsequently assigned by the Debtor to the Collateral Agent for the benefit of the Secured Parties; and

(ll)           The representations, warranties and covenants of the Debtor contained in Exhibit F are hereby incorporated by reference herein.

With respect to any Receivable for which any representation or warranty made by the Debtor set forth in Section 3.1 above shall be or shall have been untrue as of the last day of the prior Collection Period (each, an “Ineligible Receivable”) the Debtor shall be obligated to pay to the Collateral Agent, for application in accordance with Section 5.1 as if such amounts constituted Available Collections for such Remittance Date, the principal balance plus accrued interest at the applicable APR on each such Ineligible Receivable.  Such payment shall be made on the Business Day preceding the next Remittance Date.  After the payment of such amount in respect of any Receivable, the lien of the Collateral Agent in any such Receivable shall be released.

Section 3.2            Covenants of the Debtor.

The Debtor hereby covenants to the Collateral Agent and the Secured Parties, so long as any amounts shall be outstanding under the Note, the Note Purchase Agreement or the Insurance Agreement or the Surety Bond is in effect, that:

(a)           Corporate Existence.  The Debtor will preserve and maintain its existence as a corporation duly organized and existing under the laws of the jurisdiction of its incorporation and will remain duly qualified as a foreign corporation under the laws of each other jurisdiction in which the failure to so qualify would have a material adverse effect on the ability of the Debtor to perform its obligations under this Agreement, the Note, the Note Purchase Agreement, the Insurance Agreement or the Purchase Agreement.

(b)           Losses, Etc.  In any suit, proceeding or action brought by the Collateral Agent or any Secured Party for any sum owing thereto, the Debtor will save, indemnify and keep the Collateral Agent and the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under such Receivable, arising out of a breach by the Debtor of any obligation under the related Receivable or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Debtor, and all such obligations of the Debtor shall be and remain enforceable against and only against the Debtor and shall not be enforceable against the Collateral Agent or any Secured Party.

(c)           Compliance With Law.  The Debtor will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any governmental authority applicable to the Receivables or any part thereof; provided, however, that the Debtor may contest any act, rule, regulation, order, decree or direction in any reasonable manner which will not materially and adversely affect the rights of the Collateral Agent in the Receivables or the collectability of the Receivables.

(d)           No Instruments.  The Debtor will take no action to cause any Receivable to be evidenced by any instrument (as defined in the UCC).

(e)           No Liens.  Except for the conveyances contemplated hereunder, the Debtor will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable or any interest therein; the Debtor will notify the Collateral Agent and the Surety Bond Provider of the existence of any Lien on any Receivable immediately upon discovery thereof; and the Debtor shall defend the right, title and interest of the Collateral Agent on behalf of the Secured Parties in, to and under the applicable Receivables against all claims of third parties claiming through or under the Debtor; provided, however, that nothing in this Section 3.2(e) shall prevent or be deemed to prohibit the Debtor from suffering to exist upon any of the Receivables any Liens for municipal or other local taxes and other governmental charges if such taxes or governmental charges shall not at the time be due and payable or if the Debtor shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves with respect thereto.

(f)            Notice to Collateral Agent.  The Debtor will advise the Collateral Agent and the Surety Bond Provider promptly, in reasonable detail, (i) of any Lien asserted or claim made against any of the Receivables, (ii) of the occurrence of any breach by the Debtor of any of its representations, warranties and covenants contained herein and (iii) of the occurrence of any other event which would have a material adverse effect on the Collateral Agent’s security interest on behalf of the Secured Parties in the Receivables or the collectability thereof, or which would have a material adverse effect on the interests of the Secured Parties.

(g)           Books and Records.  The Collateral Agent and the Secured Parties and their agents and representatives shall at all times have full and free access during normal business hours to all the computer tapes, books, correspondence and records of the Debtor insofar as they relate to the Receivables, and the Collateral Agent and its agents and representatives and the Surety Bond Provider may examine the same, take extracts therefrom and make photocopies thereof, and the Debtor agrees to render to the Collateral Agent and the Surety Bond Provider or its agents and representatives, at the Debtor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.  The Debtor hereby assigns to the Collateral Agent and its agents and representatives and the Surety Bond Provider all rights the Debtor has or shall have to examine computer tapes, books, correspondence and records relating to Receivables serviced by the Servicer or any successor servicer thereto.  Each of the Collateral Agent and the Surety Bond Provider acknowledges that in exercising the rights and privileges conferred in this Section 3.2(g) it, or its agents and representatives, may from time to time obtain knowledge of information and practices set forth in such computer tapes, books, correspondence and records (whether in the possession of the Debtor or the Servicer) of a confidential nature and in which the Debtor has a proprietary interest.  The Collateral Agent and the Secured Parties agree that all such information, practices, books, correspondence and records are to be regarded as confidential information and that (i) it shall retain in strict confidence and shall use its best efforts to ensure that its representatives retain in strict confidence and will not disclose without the prior written consent of the Debtor any or all of such information, practices, books, correspondence and records furnished to them and (ii) it will not, and will use its best efforts to ensure that its agents and representatives will not, make any use whatsoever (other than for the purposes contemplated by this Agreement) of any of such information, practices, computer tapes, books, correspondence and records without the prior written consent of the Debtor, unless such information (i) is generally available to the public, (ii) is required by law to be disclosed or is requested by any Governmental Authority having authority over the Surety Bond Provider, the Company, any Liquidity Provider or Credit Support Provider or (iii) is requested by Moody’s or S&P in connection with their rating of the Commercial Paper or the implied rating of the facility.

(h)           Administrative Procedures.  The Debtor will maintain and implement administrative operating procedures (including, without limitation, an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information customarily maintained in the servicing of sub-prime auto loans.

(i)            UCC Filings.  The Debtor shall execute and file such continuation statements and any other documents requested by the Company, the Surety Bond Provider or the Collateral Agent or which may be required by law to fully preserve and protect the interest of the

Company, the Surety Bond Provider, and the Collateral Agent hereunder in and to the Receivables.

(j)            Change of Location, Name.  The Debtor will not, without providing thirty (30) days’ notice to the Company, the Surety Bond Provider, and the Collateral Agent and without filing such amendments to any previously filed financing statements as the Collateral Agent or the Surety Bond Provider may require, (A) change its jurisdiction of organization, (B) permit the documents and records evidencing the Financed Receivables to be moved out of its jurisdiction of organization unless the Debtor shall have taken such action to maintain the title or ownership of the Debtor and any security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral at all times fully perfected and in full force and effect or (C) change its name, identity or corporate structure in any manner which would, could or might make any financing statement or continuation statement filed by the Debtor in accordance with this Agreement seriously misleading within the meaning of Section 9-506 of the UCC.

(k)           Further Assurances.  The Debtor shall deliver to the Company, the Surety Bond Provider, and the Collateral Agent within ninety (90) days of the first anniversary of the Closing Date and each anniversary thereafter an opinion of independent counsel to the Debtor, dated as of a date during such 90-day period, either (a) stating that, in the opinion of such counsel, (1) such action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of financing statements, continuation statements or other instruments or documents as is necessary to preserve and protect the interest of the Collateral Agent and the Secured Parties in and to the Receivables and reciting the details of such action or referring to prior opinions of counsel in which such details are given, and (2) all financing statements, continuation statements and any other necessary documents have been executed and filed that are necessary fully to preserve and protect the perfected interest of the Collateral Agent and the Secured Parties in and to the Receivables, and reciting the details of such filings or referring to prior opinions of counsel in which such details are given, or (b) stating that, in the opinion of such counsel, no such action is necessary to preserve and protect such interest.

(l)            Reporting.  The Debtor will furnish, or cause to be furnished to the Administrative Agent, the Surety Bond Provider, and the Collateral Agent (unless otherwise provided to the Collateral Agent):

(i)            Notice of Termination Event, Amortization Event, Wind-Down Event, Potential Termination Events, Potential Amortization Event or Potential Wind-Down Event.  As soon as possible and in any event within five days of becoming aware of the occurrence of each Termination Event, Amortization Event, Wind-Down Event, or each Potential Termination Event, Potential Amortization Event or Potential Wind-Down Event hereunder, or each Servicer Termination Event under the Servicing Agreement, a statement of the chief financial officer or chief accounting officer of the Debtor setting forth details of such Termination Event, Amortization Event, Wind-Down Event, Potential Termination Event, Potential Amortization Events or Potential Wind-Down Event or Servicer Termination Event and the action which the Debtor proposes to take with respect thereto.

(ii)           Change in Credit Guidelines.  Within 10 days after the date of any material change in or amendment to the Credit Guidelines, a copy of the Credit Guidelines then in effect indicating such change or amendment.  Any change that will materially and adversely affect the Surety Bond Provider shall be approved in writing by the Surety Bond Provider.

(m)          The Debtor shall not, without the prior written consent of the Collateral Agent and the Surety Bond Provider,

(i)            engage in any business or activity other than those set forth in Article III of the Debtor’s Certificate of Incorporation;

(ii)           incur any indebtedness, or assume or guaranty an indebtedness of any other entity, other than any indebtedness contemplated by Article IV of the Debtor’s Certificate of Incorporation, which indebtedness shall be subordinated to all other obligations of the Debtor;

(iii)          without the affirmative vote of 100% of the members of the Board of Directors of the Debtor, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action.

(iv)          The Debtor shall at all times (a) to the extent the Debtor’s office is located in the offices of the Seller or any Affiliate of the Seller, pay fair market rent for its executive office space located in the offices of the Seller or any Affiliate of the Seller, (b) maintain the Debtor’s books, financial statements, accounting records and other corporate documents and records separate from those of the Seller or any other entity, (c) not commingle the Debtor’s assets with those of the Seller or any other entity (it being understood that certain Collections on Receivables owned by the Debtor may be temporarily commingled with collections on other receivables serviced by the Seller); (d) act solely in its corporate name and through its own authorized officers and agents, (e) make investments directly or by brokers engaged and paid by the Debtor or its agents (provided that if any such agent is an Affiliate of the Debtor it shall be compensated at a fair market rate for its services), (f) separately manage the Debtor’s liabilities from those of the Seller or any Affiliates of the Seller and pay its own liabilities, including all administrative expenses, from its own separate assets,  and (g) pay from the Debtor’s assets all obligations and indebtedness of any kind incurred by the Debtor.  The Debtor shall abide by all corporate formalities, including the maintenance of current minute books, and the Debtor shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Debtor and its assets and liabilities.  The Debtor shall (i) pay all its liabilities, (ii) not assume the liabilities of the Seller or any Affiliate of the Seller, and (iii)

not guarantee the liabilities of the Seller or any Affiliate of the Seller.  The officers and directors of the Debtor (as appropriate) shall make decisions with respect to the business and daily operations of the Debtor independent of and not dictated by any controlling entity.

(v)           The Debtor shall only amend, alter, change or repeal its Certificate of Incorporation as in effect on the date hereof with the prior written consent of the Collateral Agent and the Surety Bond Provider.

(n)           The Debtor shall have at all times in effect an interest rate cap agreement or agreements with respect to the Receivables with a financial institution or institutions (each institution, a “Cap Counterparty” and collectively, the “Cap Counterparties”) and consisting of the following requirements (each interest rate cap agreement meeting the following requirements, an “Interest Rate Cap” and collectively, the “Interest Rate Caps”): (i) any such Cap Counterparty shall be approved by the Administrative Agent; (ii) each Interest Rate Cap shall be documented in substantially in the form set forth hereto as Exhibit M; (iii) the strike rate of any Interest Rate Cap shall be not more than 6.0%; (iv) all amounts payable by the Cap Counterparty thereunder shall be required to be paid by such counterparty directly to the Collection Account; (v) the notional amount thereunder shall amortize according to the amortization of the Receivables funded on such Addition Closing Date assuming zero defaults, a 1.25% ABS prepayment speed and a weighted average remaining term equal to the then remaining term of the latest maturing Receivable being added; (vi) the Interest Rate Cap shall cover at least 100% of the Net Investment and must be in effect for at least as long as the latest maturing Receivable securing the Net Investment; and (vii) the effective date shall be no later than the Addition Closing Date.

(o)           Credit Guidelines.  The Debtor shall not amend, modify or supplement its Credit Guidelines in any manner which would materially and adversely affect the Surety Bond Provider.

(p)           Extended Service Agreements.  The Debtor will not amend, and shall not permit any amendment to any Extended Service Agreement relating to any Financed Vehicle which would adversely affect its ability and right to receive refunds under such contracts, or which would adversely affect the position of the Surety Bond Provider.

(q)           The Note.  The Debtor will not amend, and shall not permit any amendment to the Note, except in accordance with the Note Purchase Agreement, except with the consent of the Company and the Surety Bond Provider.

Section 3.3            WAC Requirement.

If on any day the WAC Requirement is not satisfied, then the Debtor shall on such day provide one or more Interest Rate Caps in accordance with the provisions of Section 3.2(n) that have strike rates equal to (x) 5.00% minus (y) the excess of the WAC Requirement over the weighted average APR of all Eligible Receivables on such day and with a notional amount equal to the aggregate Principal Balance of all Eligible Receivables on such date.

Section 3.4            Covenants of the Seller.

The Seller agrees not to use or permit any of its Affiliates to use the Surety Bond Provider’s name in any public document including, without limitation, a press release or presentation, announcement or forum without the Surety Bond Provider’s prior consent. In the event that the Seller or any of its Affiliates is advised by counsel that such party has a legal obligation to disclose the Surety Bond Provider’s name in any press release, public announcement or other public document, such party shall provide the Surety Bond Provider with at least three (3) Business Days prior written notice of such party’s intent to use the Surety Bond Provider’s name together with a copy of the proposed use of the Surety Bond Provider’s name and of any description of a transaction with the Surety Bond Provider and shall obtain the Surety Bond Provider’s prior consent as to the form and substance of the proposed use of the Surety Bond Provider’s name and any such description.  Notwithstanding the foregoing, neither the Seller nor any of its Affiliates shall be required to obtain the prior consent of the Surety Bond Provider for any financial statements or reports that the Seller or any of its Affiliates routinely files with the Securities and Exchange Commission in which the Surety Bond Provider’s name is mentioned solely in connection with the issuance of a policy insuring securities.

Article IV

Servicing and Administration

Section 4.1            Servicing.

(a)           Pursuant to the Servicing Agreement, the Debtor has contracted with First Investors Servicing Corporation (“FISC”) to act as servicer to manage, collect and administer each of the Receivables.  Until such time as FISC is terminated as servicer under the Servicing Agreement, references to the Servicer herein shall refer to FISC as servicer under the terms of the Servicing Agreement.  In the event of a Servicer Termination Event pursuant to Section 5.01 of the Servicing Agreement, the Debtor, shall upon the written direction of the Surety Bond Provider, or may, with the consent of the Surety Bond Provider, terminate FISC as Servicer thereunder, but in any event shall notify Moody’s and S&P of such Servicer Termination Event.  Upon the termination of FISC as servicer of the Receivables pursuant to Section 5.01 of the Servicing Agreement, a successor servicer shall be appointed pursuant to the terms of the Servicing Agreement and all references herein to the Servicer shall be deemed to refer to such successor servicer.

(b)           There shall be established on the Closing Date and maintained, for the benefit of the Secured Parties, in the trust department of the Collateral Agent, a segregated account (the “Collection Account”), bearing a designation clearly indicating that all of the funds deposited therein are held for the benefit of the Secured Parties.  Funds on deposit in the Collection Account (other than investment earnings) shall be invested by the Collateral Agent at the direction of the Debtor in Eligible Investments that will mature so that such funds will be available prior to the next succeeding Remittance Date, except that in the case of funds representing Collections with respect to a succeeding Collection Period, such Eligible Investments may mature so that such funds will be available no later than the Business Day prior to the Remittance Date for such Collection Period.  Any funds on deposit in the Collection

Account to be so invested shall be invested solely in Eligible Investments.  On each Remittance Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be available to make any payments required hereunder and shall be distributed pursuant to the priorities set forth in Section 5.1.

(c)           The Debtor shall cause the Servicer under the Servicing Agreement to deposit all Collections in the Collection Account no later than the close of business on the second Business Day following receipt thereof by the Servicer.

Section 4.2            Rights After Designation of Successor Servicer.

At any time following the designation of a Servicer (other than FISC) pursuant to Section 4.1 hereof and Section 2.01 at the Servicing Agreement as a result of the occurrence of a Servicer Termination Event pursuant to Section 5.01 of the Servicing Agreement:

(i)            The Collateral Agent and the Surety Bond Provider may direct that payment of all amounts payable under any Receivable be made directly to the Collateral Agent or its designee.

(ii)           The Debtor shall, at the Collateral Agent’s or the Surety Bond Provider’s request and at the Debtor’s expense, give notice of the Collateral Agent’s interest in the Receivables to each Obligor and direct that payments be made directly to the Collateral Agent or its designee.

(iii)          The Debtor shall, at the Collateral Agent’s or the Surety Bond Provider’s request, (A) assemble all of the records relating to the Collateral, including all Receivables files, and shall make the same available to the Collateral Agent and the Surety Bond Provider at a place selected by the Collateral Agent and the Surety Bond Provider or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Collateral Agent and the Surety Bond Provider and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Collateral Agent or its designee.

(iv)          The Debtor hereby authorizes the Collateral Agent to take any and all steps in the Debtor’s name and on behalf of the Debtor necessary or desirable, in the determination of the Collateral Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including, without limitation, endorsing the Debtor’s name on checks and other instruments representing Collections and enforcing the Receivables.

Section 4.3            Responsibilities of the Debtor.

Anything herein to the contrary notwithstanding, the Debtor shall (i) perform all of its obligations under the Receivables to the same extent as if a security interest in such Receivables had not been granted hereunder and the exercise by the Collateral Agent of its rights hereunder shall not relieve the Debtor from such obligations and (ii) pay when due any taxes, including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction.  Neither the Collateral Agent nor any Secured Party shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of the Debtor thereunder.

Section 4.4            Monthly Debtor’s Certificate.

On each Determination Date, the Debtor shall deliver or cause the Servicer to deliver to the Administrative Agent, the Surety Bond Provider and the Collateral Agent a certificate, signed by the Debtor and the Servicer, in substantially the form of Exhibit A-1 to the Servicing Agreement (the “Monthly Debtor’s Certificate”) for the related Collection Period.  The Company shall provide (or cause the Administrative Agent to provide) to the Debtor, by the 10th day of the calendar month following the Collection Period to which such Monthly Debtor’s Certificate relates, information relating to the amount of each obligation of the Company which comprises Carrying Costs for such Collection Period.  The Monthly Debtor’s Certificate shall specify whether a Termination Event, an Amortization Event or Wind-Down Event is deemed to have occurred with respect to the Collection Period preceding such Determination Date.  Upon receipt of the Monthly Debtor’s Certificate, the Collateral Agent shall rely (and shall be fully protected in so relying) on the information contained therein for the purposes of making distributions and allocations as provided for herein.

Article V

Allocation and Application of Collections; Reserve Account

Section 5.1            Collections.

(a)           On each Remittance Date, the Collateral Agent shall determine by reference to the Monthly Debtor’s Certificate the Available Collections for the prior Collection Period and shall withdraw such amount from the Collection Account and allocate and pay such amount in the following order of priority:

(i)            first, to pay to the Collateral Agent all fees and expenses due pursuant to Section 7.2 (a) hereof, second, to the Servicer the Servicing Fee due with respect to the related Collection Period and an amount equal to the amount of expenses due to be reimbursed pursuant to this Section 5.1(a)(i) to the Servicer as provided in Section 2.11(b) of the Servicing Agreement, and third to the successor Servicer an amount not in excess of $50,000 in payment of any transition expenses of such successor Servicer under the Servicing Agreement due to be reimbursed by the Debtor;

(ii)           second, an amount equal to Carrying Costs for the related Collection Period, the portion thereof to each Person entitled to receive such portion pursuant to the definition of Carrying Costs;

(iii)          third, to the Noteholder, to pay the Targeted Monthly Principal Payment;

(iv)          fourth, to the Surety Bond Provider, the Surety Bond Premium, including any overdue Surety Bond Premium, accrued interest thereon plus any amounts owed under the Surety Bond or the Insurance Agreement;

(v)           fifth, to the Surety Bond Provider, the aggregate amount of any previously unreimbursed draws on the Surety Bond, plus accrued interest thereon at the rate provided in the Insurance Agreement;

(vi)          sixth, to the Noteholder, an amount equal to the Accrued Interest for such Collection Period in excess of the Enhanced Yield for such Collection Period;

(vii)         seventh, prior to the occurrence of a Termination Event, to the Reserve Account, the amount necessary to increase the amount on deposit in the Reserve Account to the Required Reserve Account Balance;

(viii)        eighth, to the Collateral Agent, first, the amount to be applied by the Collateral Agent to pay any and all Re-Liening Expenses then due and payable which have not been previously paid by or on behalf of the Debtor, and second, all amounts due the Collateral Agent pursuant to Section 7.2(b) hereof;

(ix)           ninth, after the occurrence of a Termination Event or on any Remittance Date on which the product of the Noteholder’s Percentage and the Borrowing Base is less than or equal to 5.0% of the Facility Limit, the remainder to the Noteholder to reduce the Net Investment;

(x)            tenth, to the Noteholder or any other appropriate party, an amount equal to any other amounts owed thereto under the Note Purchase Agreement (other than amounts due under the Note, with the exception of costs incurred in the enforcement of the Note), other amounts due thereto under this Agreement, and unreimbursed Carrying Costs with respect to prior Collection Periods; and

(xi)           eleventh,  first, to the Servicer for the payment of the Incentive Servicing Fee due with respect to the related Collection Period, and second, to the Servicer in payment of all expenses of the Servicer under the Servicing Agreement due to be reimbursed by the Debtor and not paid on such Remittance Date as a result of the limitation set forth in clause second of Section 5.1(a)(i), and third, to the successor Servicer all expenses of the successor Servicer due to be reimbursed and not paid under clause third of Section 5.1(a)(i), and fourth, all remaining amounts shall be distributed by the Collateral Agent to a bank account designated by the Debtor for further distribution.

(b)           If the Available Collections in respect of a Remittance Date are insufficient to pay the sum of the amounts to be distributed on such Remittance Date pursuant to clauses (i) through (iii) of Section 5.1(a) and clause (viii) of Section 5.1(a), the Debtor shall notify the Reserve Account Agent of such shortfall and the Reserve Account Agent shall cause the withdrawal of the amount of such shortfall from the Reserve Account, to the extent of amounts on deposit therein, and remit the proceeds of such withdrawal to the Collateral Agent and the Collateral Agent shall apply such amount to the payment of the items described in clauses (i), (ii), (iii) and (viii) of Section 5.1(a), on the related Remittance Date and in that order of priority.  The Administrative Agent shall be entitled to direct the Collateral Agent to make a demand for payment upon the Debtor for shortfalls reasonably expected to occur in the amount available to be withdrawn from Reserve Account on any Remittance Date pursuant to this Section 5.1(b), provided, that any such demands shall be (i) based on the information contained in the related Monthly Debtor’s Certificate and (ii) shall be made not more than four Business Days prior to the scheduled maturity date of the Commercial Paper to which such expected shortfall relates.  The Debtor shall deposit to the credit of the Reserve Account, on the Business Day following any such demand, the amount of such requested payment.

(c)           If on any Remittance Date Available Collections and amounts available to be withdrawn from the Reserve Account are insufficient to pay the sum of the amounts to be distributed pursuant to clauses (i), (ii), (iii) and (viii) of Section 5.1(a), the Administrative Agent shall review the terms of the Surety Bond, and if a demand for payment may be made thereunder for any such shortfall, the Administrative Agent shall make a demand thereunder in accordance with the terms of the Surety Bond.

Section 5.2            Remittances to the Secured Parties.

On each Remittance Date, the Collateral Agent shall remit Available Collections to each Secured Party in accordance with the provisions of Section 5.1.  The foregoing notwithstanding, the final remittance in respect of the Note shall be made in the applicable manner specified above only upon presentation and surrender of the Note at the office of the Debtor specified by it in the notice of such final remittance or repurchase.

Article V-A

The Reserve Account and The Reserve Account Agent

Section 5A.1         Establishment of the Reserve Account.

(a)           Appointment of Reserve Account Agent.  The Collateral Agent on behalf of the Secured Parties hereby appoints Wachovia Capital Markets, LLC, to act as Reserve Account Agent on behalf of the Collateral Agent on behalf of the Secured Parties hereunder, and Wachovia Capital Markets, LLC, hereby accepts such appointment.

(b)           Establishment of Reserve Account.  On or before the Closing Date, the Debtor shall establish a segregated account, which shall be entitled “Reserve Account of Wachovia Capital Markets, LLC, as Reserve Account Agent for the benefit of Wells Fargo Bank, National Association as Collateral Agent for Enterprise Funding Corporation and MBIA Insurance Corporation” (the “Reserve Account”).  Subject to the terms hereof, the Reserve Account Agent for the benefit of the Collateral Agent for the benefit of the Secured Parties shall possess all right, title and interest in and to all funds deposited from time to time in the Reserve Account.  Notwithstanding the foregoing, the Reserve Account Agent shall not withdraw any funds from, or otherwise exercise control over, the Reserve Account except as provided in this Agreement and the Reserve Account Agent acknowledges that all amounts on deposit in the Reserve Account shall be held by the Reserve Account Agent for the benefit of the Collateral Agent for the benefit of the Secured Parties.

(c)           Deposits to and Withdrawals from the Reserve Account.  On or prior to the Closing Date, the Debtor shall deposit or cause to be deposited in the Reserve Account, the Required Reserve Account Balance.  The Debtor shall deposit into the Reserve Account all amounts which are required to be deposited therein by this Agreement.  The Reserve Account Agent shall promptly withdraw from the Reserve Account all amounts required to be withdrawn therefrom pursuant to Section 5.1(b) hereof, and shall remit such amounts to the Collateral Agent.

Prior to the occurrence of a Termination Event and to the extent that amounts on deposit in the Reserve Account on any Remittance Date, after giving effect to any required withdrawals therefrom on such day, exceed the Required Reserve Account Balance, such excess amounts shall be withdrawn from the Reserve Account by the Reserve Account Agent and be deposited by the Reserve Account Agent in the Collection Account and shall constitute part of Available Funds for the next succeeding Remittance Date.

(d)           Investment of Funds on Deposit in the Reserve Account.

(i)            Funds on deposit in the Reserve Account shall be invested in Eligible Investments by or at the written direction of the Debtor, provided that if a Termination Event shall have occurred, such investments shall be limited to the Eligible Investments set forth in items A, B and C of Exhibit D hereto.  Any such written directions shall specify the particular investment to be made and shall certify that such investment is an Eligible Investment and is permitted to be made under this Agreement.

(ii)           All investments of amounts on deposit in the Reserve Account shall be accomplished in a manner so as to cause such investments to be Transferred to the Reserve Account Agent and, if required by applicable law or any amendment thereto, to be maintained by the Reserve Account Agent through continued registration of the Reserve Account Agent’s ownership of such investments, so as to continously establish “control” (as defined in Section 8-106 of the UCC) thereof by the Reserve Account Agent; provided that investments need not be Transferred to the Reserve Account Agent in accordance with each action set forth in the definition of “Transferred”, if as a result of the effectiveness in the State of New York of the 1994 Official Text of Article 8 of the Uniform Commercial Code, or otherwise, such action is no longer required to perfect the security interest of the Reserve Account Agent.  The Reserve Account Agent agrees that, without the prior consent of the Surety Bond Provider, it shall not accept for credit to the Reserve Account any investment as to which it has knowledge of any adverse claim thereto.  Wachovia Bank, National Association hereby agrees (and any other Securities Intermediary holding the Reserve Account shall so agree) to comply with all Entitlement Orders (as defined in Section 8-102(a)(8) of the UCC) received by it from the Reserve Account Agent.

(iii)          Funds on deposit in the Reserve Account on the Closing Date and thereafter shall be so invested in Eligible Investments that mature not later than the Business Day prior to the next Remittance Date.  No Eligible Investment may be liquidated or disposed of prior to its maturity.  All proceeds of any Eligible Investment shall be deposited in the Reserve Account.  Investments may be made on any date (provided such investments mature in accordance with the preceding sentence), only after giving effect to deposits to and withdrawals from the Reserve Account on such date.  Not later than 5:00 p.m. (New York time) on the Business Day prior to each Remittance Date, all interest and earnings (net of losses and investment expenses, if any) accrued since the previous Remittance Date (or since the Closing Date in the case of the first Remittance Date) on funds on deposit in the Reserve Account shall be withdrawn by the Reserve Account Agent and remitted to the Collateral Agent to be applied pursuant to Section 5.1 of this Agreement in accordance with the Monthly Debtor’s Certificate.  Realized losses, if any, on amounts invested in Eligible Investments shall be charged against undistributed investment earnings on amounts on deposit in the Reserve Account.

(iv)          The Debtor and the Surety Bond Provider shall each provide the Reserve Account Agent on the date hereof and from time to time upon request an incumbency certificate or the substantial equivalent with respect to each officer of the Debtor and the Surety Bond Provider, respectively, that is authorized to provide instructions relating to investments in Eligible Investments.

Section 5A.2         Maintenance of Eligible Investments.

Eligible Investments shall be maintained by the Reserve Account Agent in such manner as may be necessary to maintain the first priority perfected security interest in favor of the Reserve Account Agent, as the secured party on behalf of the Collateral Agent on behalf of the Secured Parties.  The Securities Intermediary agrees that it shall not agree to comply with Entitlement Orders (as defined in Section 8-102(a)(8) of the Relevant UCC State) with respect to the Reserve Account given to it by any Person other than the Reserve Account Agent.

All amounts or property credited to the Reserve Account shall be subject to the lien of the Reserve Account Agent, for the Collateral Agent on behalf of the Secured Parties, until released or withdrawn from the Reserve Account.

Section 5A.3         Termination of Reserve Account; Release of Funds.

If and to the extent that all amounts owed by the Debtor to the Secured Parties hereunder, under the Note Purchase Agreement, the Insurance Agreement and the Note have been paid in full, any amounts on deposit in the Reserve Account shall be released to the Debtor.  In the event that thereafter the Debtor shall request that the Noteholder increase its Net Investment, it shall be a condition precedent thereto that the Reserve Account be funded in an amount equal to the Required Reserve Account Balance after giving effect to any Receivables added to the Collateral in connection with such increase in the Net Investment.

Section 5A.4         Duties of the Reserve Account Agent.

The Reserve Account Agent, both prior to the occurrence of a Termination Event, Amortization Event or Wind-Down Event hereunder and after an Amortization Event or Wind-Down Event shall have been cured or waived, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.  The Reserve Account Agent shall at all times after the occurrence of a Termination Event, Amortization Event or Wind-Down Event which has not been cured (except in the case of a Termination Event) or waived exercise such of the rights and powers vested in it pursuant to this Agreement using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.

The Reserve Account Agent shall only resign if it shall (i) become incapable of acting as Reserve Account Agent in accordance with the terms of this Agreement, (ii) be adjudicated insolvent or bankrupt or otherwise become subject to any bankruptcy, insolvency, reorganization or liquidation proceeding, (iii) be no longer qualified as the Reserve Account Agent as such term is defined in the agreement governing its responsibility as Reserve Account Agent or otherwise be subject to replacement pursuant to or such agreement governing its responsibility as Reserve Account Agent or (iv) materially breach any of the provisions of this Agreement; provided, further, that, without the consent of the Company and the Surety Bond Provider, such resignation shall not be effective until a successor Reserve Account Agent acceptable to the Surety Bond Provider shall have accepted appointment as Reserve Account Agent hereunder and shall have agreed to be bound by the terms of this Agreement.

Except as otherwise provided herein, the Reserve Account Agent shall not resign from the obligations and duties hereby imposed on it except upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Reserve Account Agent could take to make the performance of its duties hereunder permissible under applicable law.  Any such determination permitting the resignation of the Reserve Account Agent shall be evidenced as to clause (i) above by an opinion of counsel to such effect delivered to the Secured Parties.  No resignation of the Reserve Account Agent shall become effective until a successor Reserve Account Agent approved by the Secured Parties shall have assumed the responsibilities and obligations of the Reserve Account Agent hereunder.  In the event that the long-term debt rating of the Reserve Account Agent assigned by Moody’s and S&P is reduced below Baa3 and BBB-, respectively, the Surety Bond Provider may remove the Reserve Account Agent and appoint a successor Reserve Account Agent.

Section 5A.5         Representations, Warranties and Covenants of the Reserve Account Agent.

The Reserve Account Agent agrees to make the following representations, warranties and covenants.

(i)            Organization and Good Standing.  The Reserve Account Agent is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has full corporate power, authority and legal right to conduct its business as such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and the Insurance Agreement.

(ii)           Due Authorization.  The execution, delivery, and performance of this Agreement and the Insurance Agreement have been duly authorized by the Reserve Account Agent by all necessary corporate action on the part of the Reserve Account Agent.

(iii)          Binding Obligation.  This Agreement and the Insurance Agreement each constitutes a legal, valid and binding obligation of the Reserve Account Agent, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(iv)          No Conflict.  The execution and delivery of this Agreement and the Insurance Agreement by the Reserve Account Agent, and the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof applicable to the Reserve Account Agent, will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Reserve Account Agent or any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Reserve Account Agent is a party or by which it is bound.

Section 5A.6         Liability of the Reserve Account Agent.

(a)           The Reserve Account Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Reserve Account Agent in such capacity herein.  No implied covenants or obligations shall be read into this Agreement against the Reserve Account Agent and, in the absence of bad faith on the part of the Reserve Account Agent, the Reserve Account Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Reserve Account Agent and conforming to the requirements of this Agreement.

(b)           The Reserve Account Agent shall not be liable for an error of judgment made in good faith unless it shall be proved that the Reserve Account Agent shall have been negligent in ascertaining the pertinent facts.

(c)           The Reserve Account Agent shall not be liable with respect to any action taken, suffered or omitted to be taken in good faith in accordance with this Agreement or at the direction of the Collateral Agent or a Secured Party relating to the exercise of any power conferred upon the Reserve Account Agent under this Agreement.

(d)           The Reserve Account Agent shall not be charged with knowledge of any Termination Event, Wind-Down Event or Amortization Event unless an officer directly involved with the administration of the Reserve Account obtains actual knowledge of such event or the Reserve Account Agent receives written notice of such event from the Debtor, the Company, the Surety Bond Provider or the Administrative Agent, as the case may be.

(e)           The Reserve Account Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it.

(f)            The Reserve Account Agent may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, any Monthly Debtor’s Certificate, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g)           The Reserve Account Agent may consult with counsel and any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under this Agreement in good faith and in accordance with such opinion of counsel.

(h)           The Reserve Account Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of a Secured Party or the Collateral Agent pursuant to the provisions of this Agreement, unless a Secured Party shall have offered to the Reserve Account Agent reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby; nothing contained in this Agreement, however, shall relieve the Reserve Account Agent of its obligations, upon the occurrence of a Termination Event, a Wind-Down Event or Amortization Event (that shall not have been cured (except with respect to a Termination Event) or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(i)            The Reserve Account Agent shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(j)            Prior to the occurrence of a Termination Event, Wind-Down Event or Amortization Event and before the Reserve Account Agent has received notice of such Termination Event, Wind-Down Event or Amortization Event and after the curing (except with respect to a Termination Event) or waiver of any Wind-Down Event or Amortization Event that may have occurred, the Reserve Account Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; provided, however, that if the payment within a reasonable time to the Reserve Account Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Reserve Account Agent, not reasonably assured by the Debtor, the Reserve Account Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding.  The reasonable expense of every such examination shall be paid by the Debtor or, if paid by the Reserve Account Agent, shall be reimbursed by the Debtor upon demand from funds available pursuant to Section 5.1(a)(x) hereof.

Section 5A.7         Limitation on Liability of the Reserve Account Agent and Others.

The directors, officers, employees or agents of the Reserve Account Agent shall not be under any liability to the Reserve Account Agent, any Secured Party or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement; provided, however, that this provision shall not protect the directors, officers, employees and agents of the Reserve Account Agent against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.  Except as provided in Section 5A.4, the Reserve Account Agent shall not be under any liability to any Secured Party or any other Person for any action taken or for refraining from the taking of any action in its capacity as Reserve Account Agent pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision shall not protect the Reserve Account Agent against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.  The Reserve Account Agent may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  The Reserve Account Agent shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to administer the Reserve Account in accordance with this Agreement which in its reasonable opinion may involve it in any expense or liability.

Article VI

Termination Events; Servicing Termination

Section 6.1            Termination Events.

The occurrence of any one of the following events shall be a “Termination Event” under this Agreement:

(a)           failure on the part of the Debtor to pay or disburse when due the amounts provided for herein;

(b)           failure (i) by the Debtor, to observe or perform any term, covenant, condition or agreement set forth in Sections 3.2(a), (d), (e), (f), (g), (h), (i), (j), (l), (m), and (n) of this Agreement or (ii) of any representation or warranty of the Debtor, the Seller or the Servicer contained herein or, in the Note Purchase Agreement, the Purchase Agreement or the Servicing Agreement to be true and correct in all material respects on any day when made or deemed made hereunder, or (iii) by the Debtor to observe or perform any other term, covenant, condition or agreement provided for herein or in the Note, the Note Purchase Agreement, the Servicing Agreement, the Purchase Agreement or the Interest Rate Cap (other than a term addressed in clause (i) above) which, in the case of clause (ii) above continues for a period of thirty (30) days after the earlier of (u) the date on which written notice of such breach shall have been given to the Debtor, the Seller or the Servicer, by the Company, the Surety Bond Provider or the Collateral Agent, (v) the date on which the Debtor became aware of such breach or (w) the date on which the Debtor exercising reasonable care should have become aware of such breach, or which, in the case of clause (iii) above continues for a period of thirty (30) days after the earlier of (x) the date on which written notice of such failure shall have been given to the Debtor by the Company, the Surety Bond Provider, or the Collateral Agent, (y) the date on which the Debtor became aware of such failure or (z) the date on which the Debtor exercising reasonable care should have become aware of such failure;

(c)           the Debtor, the Seller or the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Debtor, the Seller or the Servicer, as the case may be, or of or relating to all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Debtor, the Seller or the Servicer, as the case may be, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or the Debtor, the Seller or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of an applicable insolvency or reorganization statute, make any assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or the Debtor, the Seller or the Servicer, as the case may be, shall become unable for any reason to pledge Collateral to the Collateral Agent in accordance with the provisions of this Agreement;

(d)           (i) the Net Investment exceeds the sum of (x) 93.0% of the Borrowing Base and (y) the amount on deposit in the Reserve Account for thirty (30) consecutive days; (ii) the Net Investment equals or exceeds the Facility Limit or (iii) the Net Investment at any time equals or exceeds the sum of the Borrowing Base plus the amount on deposit in the Reserve Account;

(e)           the Debtor shall enter into any merger, consolidation or conveyance transaction regardless of the surviving entity, or the Servicer shall enter into any merger, consolidation or conveyance transaction whereby it is not the surviving entity;

(f)            any material adverse change in the operations of the Servicer which materially adversely affects the ability of the Servicer to service the Receivables or to perform its obligations under the Servicing Agreement (or any other agreement pursuant to which the Servicer is acting as servicer of the Receivables);

(g)           there shall be an unwaived and uncured default by the Seller, the Servicer or the Debtor under any material agreement for borrowed money to which the Seller, the Servicer or the Debtor is a party or there shall be a Servicer Termination Event under the Servicing Agreement;

(h)           the Delinquency Ratio averaged over any three consecutive Collection Periods shall equal or exceed 6.00%;

(i)            the Gross Default Ratio averaged over any three consecutive Collection Periods shall equal or exceed 12.00%;

(j)            the Collateral Agent shall fail for any reason to have a valid and perfected first priority security interest in the Receivables and the proceeds thereof;

(k)           there shall be a material breach by the Seller of its obligations under the Purchase Agreement;

(l)            beginning with the April 1997 Determination Date, the annualized Net Default Ratio averaged over any three (3) consecutive Collection Periods is greater than or equal to 5.00%;

(m)          (i) a final judgment for the payment of money in excess of $1,000,000 shall have been rendered against the Seller or any of its affiliates by a court of competent jurisdiction and the Seller or such affiliate(s) shall not have either: (1) discharged or provided for the discharge of such judgment in accordance with its terms, or (2) perfected a timely appeal of such judgment and caused the execution thereof to be stayed (by supersedeas or otherwise) during the pendency of such appeal or (ii) the Seller or any of its affiliates shall have made payments of amounts in excess of $1,000,000 in settlement of any litigation;

(n)           the weighted average APR of the Eligible Receivables is less than the WAC Requirement and the Debtor has failed to meet the requirements of Section 3.3;

(o)           The weighted average remaining term to maturity on the Receivables is greater than 66 months;

(p)           a draw is made under the Surety Bond;

(q)           the Surety Bond Provider shall have given notice that an event of default has occurred and is continuing under the Insurance Agreement;

(r)            the term of the Surety Bond is not of the term required by the Company (which term shall be at least equal to the term of the latest maturing Receivable in the facility plus ninety (90) days);

(s)           [Reserved];

(t)            either (1) the long-term debt rating of any provider of an Interest Rate Cap (A) from S&P is withdrawn or falls below A or (B) from Moody’s is withdrawn or falls below A2 and, in either case, a successor to such provider acceptable to the Surety Bond Provider is not in place or collateral acceptable to the Surety Bond Provider has not been posted, in each case, within ten (10) Business Days or (2) the long-term debt rating of any provider of an Interest Rate Cap (A) from S&P is withdrawn or falls below A- or (B) from Moody’s is withdrawn or falls below A3 and, in either case, a successor to such provider acceptable to the Surety Bond Provider is not in place within ten (10) Business Days;

(u)           the outstanding principal balance of Receivables originated under the Seller’s Participating Program exceeds 10% of the Borrowing Base;

(v)           the facility no longer carries a shadow rating of at least BBB- from S&P or at least Baa3 from Moody’s;

(w)          the occurrence of a Wind-Down Event which is not cured within 35 days;

(x)            a Change of Control occurs;

(y)           First Investors Financial Services Group, Inc.’s GAAP equity as a percentage of its on-balance portfolio falls below 10% measured as of the end of each fiscal quarter of First Investors Financial Services Group, Inc., beginning with the fiscal quarter ending July 31, 1999; and

(z)            First Investors Financial Services Group, Inc.’s EBITDA Coverage Ratio, measured on a rolling six-month basis as of the end of each fiscal quarter of First Investors Financial Services Group, Inc. (beginning with the fiscal quarter ending July 31, 1999), falls below 1.3 to 1;

(aa)         the Monthly Extension Rate for the Seller’s total managed portfolio averaged over any three consecutive Collection Periods shall exceed 2.25%;

(bb)         a Servicer Termination Event shall have occurred and be continuing;

(cc)         As of the end of any of its fiscal quarters, First Investors Financial Services Group, Inc. (“FIFSG”) shareholder’s equity (determined in accordance with GAAP) is less than the sum of $24,120,545 and 50% of the aggregate of the net income of FIFSG (determined in accordance with GAAP and without deduction for any net losses) for such fiscal quarter and all prior fiscal quarters ending after January 31, 2005; and

(dd)         the Direct Loan Percentage shall be less than 30% on any day.

Section 6.2            Wind-Down Events.

The occurrence and continuation of any one of the following events shall be a “Wind-Down Event” under this Agreement:

(a)           the Liquidity Provider or the Credit Support Provider shall have notified the Company that an event of default has occurred under the Liquidity Agreement or the Credit Support Agreement, respectively; or

(b)           the Company’s Commercial Paper shall no longer be rated at least “A-2”, in the case of S&P, and at least “P-2”, in the case of Moody’s.

Section 6.3            Amortization Events.

The occurrence and continuance of any one of the following events shall be an “Amortization Event” under this Agreement:

(a)           at any time the Net Investment exceeds the sum of (i) 93.0% of the Borrowing Base and (ii) the amount on deposit in the Reserve Account and such condition continues uncured;

(b)           The Seller fails to maintain a working capital facility of at least $9,000,000;

(c)           the semi-annual due diligence by the Surety Bond Provider (or its designee) uncovers Receivables representing more than 10% of the sample which display material adverse non-compliance with the Seller’s Credit Guidelines;

(d)           the departure of both Tommy Moore and Bennie Duck from the Seller if replacements for such individuals acceptable to the Surety Bond Provider are not appointed within ninety (90) days;

(e)           FISC, as Servicer, is no longer obligated to service new Loans originated by the Seller;

(f)            the Seller changes its existing loan verification procedures in any material respect and its new procedures are not acceptable to the Surety Bond Provider;

(g)           there occurs any material adverse change to the Seller’s Credit Guidelines, unless such change is approved by the Surety Bond Provider;

(h)           the Delinquency Ratio for the Seller’s total managed portfolio averaged over any three consecutive Collection Periods shall equal or exceed 8.5%;

(i)            on and after the Remittance Date next following the fourth Collection Period after the Closing Date, the annualized Net Default Ratio for the Seller’s total managed portfolio averaged over any three consecutive Collection Periods is greater than or equal to 5.5%; and

(j)            the occurrence of an Insurance Agreement Amortization Event.

Section 6.4            Remedies.

If a Termination Event as specified in Section 6.1 shall have occurred, the Collateral Agent, at the written direction of Surety Bond Provider shall, or the Company may, with the consent of the Surety Bond Provider, declare by written notice to the Debtor any date as the date upon which the Note shall become due and payable and, the Collateral Agent shall have all of the rights and remedies provided to a secured creditor under the UCC by applicable law in respect thereto.  In addition, the Company shall have the right to cease issuing Commercial Paper.  The Company may, at its option, determine that its Carrying Costs with respect to the Net Investment after the occurrence of a Termination Event are calculated by reference to the Adjusted LIBOR Rate, if available and if the Surety Bond Provider has not failed to make a required payment under the Surety Bond, otherwise, the Base Rate plus 2.0%.  There shall be no Subsequent Funding upon the occurrence of any Termination Event or Potential Termination Event or during the continuance of any Wind-Down Event, Potential Wind-Down Event, Amortization Event or Potential Amortization Event.  The payment by or on behalf of the Debtor to the Noteholder of an amount such that after such payment the Net Investment is below 89.0% of the sum of the Borrowing Base plus the amount on deposit in the Reserve Account shall cure any Amortization Event described in Section 6.3(a).  No waiver of any Termination Event, Potential Termination Event, Wind-Down Event, Potential Wind-Down Event, Amortization Event or Potential Amortization Event shall be effective without the prior written consent of the Surety Bond Provider.

If the Note is declared due and payable in accordance with this Section 6.4, the Collateral Agent shall, at the direction of the Surety Bond Provider, and may, with the consent of the Surety Bond Provider, do any one or more of the following:

(a)           take all necessary action to foreclose upon the Collateral;

(b)           retain in satisfaction of any amounts owing from the Debtor all amounts otherwise payable to the Debtor pursuant to this Agreement to the extent necessary to pay in full all amounts (including principal and interest) (i) due and payable under the Note, (ii) due and payable by the Debtor under the Note Purchase Agreement, and (iii) all amounts due and payable by the Debtor under the Insurance Agreement;

(c)           pursue any available remedy by proceeding at law or in equity including complete or partial foreclosure of the lien upon the Collateral and sale of the Collateral or any portion thereof or rights or interest therein as may appear necessary or desirable (i) to collect amounts owed pursuant to the Note and any other payments then due and thereafter to become due under the Note or (ii) to enforce the performance and observance of any obligation, covenant, agreement or provision contained in this Agreement to be observed or performed by the Debtor; or

(d)           exercise any remedies of a secured party under the Uniform Commercial Code and take any other appropriate action to protect and enforce the rights and remedies of the Collateral Agent on behalf of the Secured Parties.

Section 6.5            Proceeds.

The proceeds from the sale, disposition or liquidation of the Receivables pursuant to Section 6.4 above shall be treated as Collections on the Receivables and shall be allocated and deposited in accordance with the provisions governing allocations set forth herein.

Article VII

The Collateral Agent

Section 7.1            Duties of the Collateral Agent.

The Secured Parties hereby appoint Wells Fargo Bank, National Association to act solely on their behalf as Collateral Agent hereunder, and Wells Fargo Bank, National Association hereby accepts such appointment.  The Collateral Agent, both prior to the occurrence of a Termination Event, Amortization Event or Wind-Down Event hereunder and after an Amortization Event or Wind-Down Event shall have been cured or waived, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.  The Collateral Agent shall at all times after the occurrence of a Termination Event, Amortization Event or Wind-Down Event which has not been cured (except in the case of a Termination Event) or waived exercise such of the rights and powers vested in it pursuant to this Agreement using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs.  All Collections received by the Collateral Agent from the Servicer or otherwise will, pending remittance to the Secured Party entitled thereto, be held in trust by the

Collateral Agent for the benefit of the Secured Parties and together with all other payment obligations of the Debtor hereunder owing to the Secured Parties shall be payable to the Secured Parties in accordance with the provisions of Article V hereof.

The Collateral Agent shall only resign if it shall (i) become incapable of acting as Collateral Agent in accordance with the terms of this Agreement, (ii) be adjudicated insolvent or bankrupt or otherwise become subject to any bankruptcy, insolvency, reorganization or liquidation proceeding, (iii) be no longer qualified as the Collateral Agent as such term is defined in the agreement governing its responsibility as Collateral Agent or otherwise be subject to replacement pursuant to or such agreement governing its responsibility as Collateral Agent or (iv) materially breach any of the provisions of this Agreement such Agreement or provided, further, that, without the consent of the Company and the Surety Bond Provider, such resignation shall not be effective until a successor Collateral Agent acceptable to the Surety Bond Provider shall have accepted appointment as Collateral Agent hereunder and shall have agreed to be bound by the terms of this Agreement.

Except as otherwise provided herein, the Collateral Agent shall not resign from the obligations and duties hereby imposed on it except upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Collateral Agent could take to make the performance of its duties hereunder permissible under applicable law.  Any such determination permitting the resignation of the Collateral Agent shall be evidenced as to clause (i) above by an opinion of counsel to such effect delivered to the Secured Parties. Notwithstanding the foregoing, the Collateral Agent may resign if, after demand therefor, it does not receive payment of any compensation due from the Debtor pursuant to the letter agreement described in Section 7.2.  No resignation of the Collateral Agent shall become effective until a successor Collateral Agent approved by the Secured Parties shall have assumed the responsibilities and obligations of the Collateral Agent hereunder.

This Agreement shall be administered in the Corporate Trust Office of the Collateral Agent.  The Collateral Agent shall maintain fidelity bond coverage insuring against losses through wrongdoing of its officers and employees who are involved in the administration of Collections covering such actions and in such amounts as the Collateral Agent believes to be reasonable in light of industry standards from time to time.

Section 7.2            Compensation and Indemnification of Collateral Agent.

(a)   The Collateral Agent shall be compensated for its activities hereunder and reimbursed for reasonable out-of-pocket expenses (including (i) securities transaction charges not waived due to the Collateral Agent’s receipt of a payment from a financial institution with respect to certain Eligible Investments, as specified by the Debtor and (ii) the compensation and expenses of its counsel and agents) pursuant to a separate letter agreement between the Collateral Agent and the Debtor.  All such amounts shall be payable from funds available therefor in accordance with Section 5.1(a)(i) hereof with any increase in such amounts to be approved by the Surety Bond Provider.  Subject to the terms of such letter agreement, the Collateral Agent shall be required to pay the expenses incurred by it in connection with its activities hereunder from its own account.  Notwithstanding any other provisions in this Agreement, the Collateral Agent shall not be liable for any liabilities, costs or expenses of the Debtor arising under any tax law, including without limitation any Federal, state or local income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or from a failure to comply therewith).

(b)           The Debtor shall indemnify the Collateral Agent, its officers, directors, employees and agents for, and hold it harmless against any loss, liability or expense incurred without willful misconduct, gross negligence or bad faith on its part, arising out of or in connection with (i) the acceptance or administration of this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the negligence, willful misconduct or bad faith of the Debtor in the performance of its duties hereunder.  All such amounts shall be payable in accordance with Section 5.1(a)(viii) hereof.  The provisions of this Section 7.2 shall survive the termination of this Agreement.

Section 7.3            Representations, Warranties and Covenants of the Collateral Agent.

The Collateral Agent agrees to make the following representations, warranties and covenants, and further agrees that the Secured Parties shall be deemed to have relied upon such representations, warranties and covenants in accepting their interest in the Receivables.

(a)           Organization and Good Standing.  The Collateral Agent is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

(b)           Due Authorization.  The execution, delivery, and performance of this Agreement have been duly authorized by the Collateral Agent by all necessary corporate action on the part of the Collateral Agent.

(c)           Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of the Collateral Agent, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(d)           No Conflict.  The execution and delivery of this Agreement by the Collateral Agent, and the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to the Collateral Agent, will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any Requirement of Law applicable to the Collateral Agent or any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Collateral Agent is a party or by which it is bound.

Section 7.4            Liability of the Collateral Agent.

(a)           The Collateral Agent shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Collateral Agent in such capacity herein.  No implied covenants or obligations shall be read into this Agreement against the Collateral Agent and, in the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement.

(b)           The Collateral Agent shall not be liable for an error of judgment made in good faith by a Trust Officer, unless it shall be proved that the Collateral Agent shall have been negligent in ascertaining the pertinent facts.

(c)           The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted to be taken in good faith in accordance with this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Collateral Agent under this Agreement.

(d)           The Collateral Agent shall not be charged with knowledge of any Termination Event, Wind-Down Event or Amortization Event unless a Trust Officer assigned to the Collateral Agent’s Corporate Trust Office obtains actual knowledge of such event or the Collateral Agent receives written notice of such event from the Debtor, the Company, the Surety Bond Provider or the Administrative Agent, as the case may be.

(e)           Without limiting the generality of this Section 7.4, the Collateral Agent shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Receivables or the Financed Vehicles, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Obligors or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any tax, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Receivables, (iv) to confirm or verify the contents of any reports or certificates of the Servicer or the Debtor delivered to the Collateral Agent pursuant to this Agreement believed by the Collateral Agent to be genuine and to have been signed or presented by the proper party or parties or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Debtor’s or the Servicer’s representations, warranties or covenants or the Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Receivables under the Servicing Agreement.

(f)            The Collateral Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Collateral Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement.

(g)           The Collateral Agent may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, any Monthly Debtor’s Certificate, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(h)           The Collateral Agent may consult with counsel and any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under this Agreement in good faith and in accordance with such opinion of counsel.

(i)            The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Company pursuant to the provisions of this Agreement, unless the Company shall have offered to the Collateral Agent reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby; nothing contained in this Agreement, however, shall relieve the Collateral Agent of its obligations, upon the occurrence of a Termination Event, a Wind-Down Event or Amortization Event (that shall not have been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(j)            The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(k)           Prior to the occurrence of a Termination Event, Wind-Down Event or Amortization Event and before the Collateral Agent has received notice of such Termination Event, Wind-Down Event or Amortization Event and after the curing (except with respect to a Termination Event) or waiver of any Termination Event, Wind-Down Event or Amortization Event that may have occurred, the Collateral Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; provided, however, that if the payment within a reasonable time to the Collateral Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Collateral Agent, not reasonably assured by the Debtor, the Collateral Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding.  The reasonable expense of every such examination shall be paid by the Debtor or, if paid by the Collateral Agent, shall be reimbursed by the Debtor upon demand.

(l)            The Collateral Agent may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Collateral Agent shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.

Section 7.5            Merger or Consolidation of, or Assumption of the Obligations of, the Collateral Agent.

The Collateral Agent shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i)            the corporation formed by such consolidation or into which the Collateral Agent is merged or the Person which acquires by conveyance or transfer the properties and assets of the Collateral Agent substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia and, if the Collateral Agent is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Secured Parties in form satisfactory to the Secured Parties, the performance of every covenant and obligation of the Collateral Agent hereunder; and

(ii)           the Collateral Agent has delivered to the Secured Parties an officer’s certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 7.5 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 7.6            Limitation on Liability of the Collateral Agent and Others.

The directors, officers, employees or agents of the Collateral Agent shall not be under any liability to the Collateral Agent, any Secured Party or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement; provided, however, that this provision shall not protect the directors, officers, employees and agents of the Collateral Agent against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.  Except as provided in Section 7.4, the Collateral Agent shall not be under any liability to any Secured Party or any other Person for any action taken or for refraining from the taking of any action in its capacity as Collateral Agent pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision shall not protect the Collateral Agent against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.  The Collateral Agent may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  The Collateral Agent shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to administer the Collections and the Collection Account in accordance with this Agreement which in its reasonable opinion may involve it in any expense or liability.

Section 7.7            Indemnification of the Secured Parties.

The Collateral Agent shall indemnify and hold harmless the Company from and against any loss, liability, expense, damage or injury suffered or sustained by reason of willful misfeasance, bad faith, or gross negligence in the performance of the duties of the Collateral Agent or by reason of reckless disregard of obligations and duties of the Collateral Agent hereunder or by reason of the acts, omissions or alleged acts or omissions of the Collateral Agent pursuant to this Agreement.  The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

Section 7.8            Documents Held by the Collateral Agent; Indication of Debtor Ownership; Inspection and Release of Receivable Files.

(a)           The Collateral Agent, effective upon the Servicing Transfer, is hereby irrevocably appointed as agent of the Secured Parties to hold and maintain physical possession of the Custodian Files in accordance with this Agreement and the Servicing Agreement and the Collateral Agent hereby accepts such appointment.  The Custodian Files are to be delivered to the Collateral Agent by or on behalf of the Debtor within two (2) Business Days preceding the Servicing Transfer or date of a Subsequent Funding, as the case may be, with respect to each Receivable on the date of the Servicing Transfer or the date of a Subsequent Funding, provided, however, that if application has been made for the issuance of the original certificate of title or other evidence of lien and such original certificate of title or other evidence of lien has not yet been issued at the time the Custodian Files are delivered to the Collateral Agent, there shall be delivered as part of the Custodian Files copies of all correspondence with the appropriate State title registration agency, and all enclosures thereto for the issuance of the original certificate of title or other evidence of lien for the related Financed Vehicle, and the original certificate of tile or other evidence of lien shall be delivered to the Collateral Agent promptly upon receipt thereof by the Seller but in no event later than 120 days (or 150 days with respect to any certificate of title or other evidence of lien relating to any Financed Vehicle relating to any Receivables originated pursuant to the Seller’s refinancing program) following the date of the  Servicing Transfer or the date of the applicable Subsequent Funding, and provided, further, that the failure to so deliver the original certificate of title or other document evidencing the Seller’s status as lienholder shall be considered a breach of the representation and warranty set forth in Section 3.1(q) hereof as of such 120th day (or 150th day with respect to any certificate of title or other evidence of lien relating to any Financed Vehicle relating to any Receivables originated pursuant to the Seller’s refinancing program) and the Debtor shall make the payments in respect of the related Receivable as required by the last paragraph of Section 3.1.

(b)           [Reserved].

(c)           The Collateral Agent shall within five (5) Business Days after receipt, review 100% of the Custodian Files to verify the presence of the original retail installment sale or loan contract and an original Certificate of Title with respect to each Receivable. In the event that the Collateral Agent discovers an exception to any of the above items, the Collateral Agent shall within five (5) Business Days after each Collection Period with respect to each of the foregoing inspections performed by the Collateral Agent during such Collection Period, deliver a written notice to the Rating Agencies, the Back-Up Servicer, the Seller, the Debtor and the Surety Bond Provider, specifying which of the above items have not been received by the Collateral Agent with respect to each Receivable added to the Collateral during such Collection Period and any preceding Collection Period.  With respect to any Receivable for which any of the foregoing documents has not been delivered to the Collateral Agent or corrected before delivery by the

Collateral Agent of a written notice with respect to such Custodian File, the Debtor shall remove or cause the removal of the related Receivable from the Collateral, and the Debtor shall cause the Seller to acquire and repurchase, respectively, such Receivable from the Collateral and deposit the Repurchase Price in the Collection Account.  Other than the reviews set forth in this paragraph, the Collateral Agent shall have no duty or obligation to review any of the Custodian Files.

(d)           The Collateral Agent agrees to maintain the Custodian Files which are delivered to it at the Corporate Trust Offices of the Collateral Agent as shall from time to time be identified to the Surety Bond Provider and the Noteholder by written notice delivered promptly but in no event later than 20 days after any change in location.  Subject to the foregoing, the Collateral Agent may temporarily move individual Custodian Files or any portion thereof without notice as necessary to allow the Servicer to conduct collection and other servicing activities in accordance with its customary practices and procedures.  The Debtor shall cause the Servicer and each successor Servicer to take whatever actions are required subject to the other provisions of this Agreement, including, but not limited to, the filing of financing statements, as a result of relocating the Custodian Files, if any, to maintain the perfection of the Collateral Agent’s right, title and interest in and to the Receivables and the Custodian Files.

(e)           The Collateral Agent shall have and perform the following powers and duties:

(i)            hold the Custodian Files for the benefit of the Secured Parties, and maintain a current inventory thereof;

(ii)           carry out such policies and procedures in accordance with its customary actions with respect to the handling and custody of the Custodian Files so that the integrity and physical possession of the Custodian Files will be maintained; and

(iii)          promptly release the original retail installment sale or loan contract evidencing a Receivable or the original certificate of title to a Financed Vehicle then held by it to the Servicer upon receipt of a written request for release of documents certified by an officer of the Servicer, substantially in the form of Exhibit C to the Servicing Agreement, with respect to the matters therein; provided, however that the Collateral Agent shall be deemed to have received proper instructions with respect to the Custodian Files upon its receipt of written instructions from the Servicer in the form of Exhibit C to the Servicing Agreement.

Article VIII

Miscellaneous

Section 8.1            Notices, etc.

Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 8.1.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 8.1, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Company:

Variable Funding Capital Corporation

c/o Wachovia Capital Markets, LLC

301 South College Street, TW-10

Charlotte, North Carolina 28288

Attention:      Conduit Administration

Telephone:    (704) 383-9343

Telecopy:      (704) 383-6036

With a copy to:

Lord Securities Corporation

48 Wall Street, 27th Floor

New York, New York 10005

Attention:      Vice President

Telephone:    (212) 346-9008

Telecopy:      (212) 346-9012

If to the Debtor:

First Investors Auto Receivables Corporation

675 Bering Drive

Suite 710

Houston, Texas  77057

Attention:  Tommy A. Moore, Jr.

Telephone:  (713) 977-2600

Telecopy:  (713) 977-0657

If to the Collateral Agent:

Wells Fargo Bank, National Association

MAC N9311-161

Sixth & Marquette

Minneapolis, Minnesota 55479-0070

Attention:  Corporate Trust Services - Asset-Backed Administration

Telecopy: (612) 667-3539

Confirmation:  (612) 667-8058

If to the Administrative Agent:

Wachovia Capital Markets, LLC

301 South College Street, TW-10

Charlotte, North Carolina 28288

Attention:      Justin Zakocs

Telephone:    (704) 715-8184

Telecopy:      (704)383-9106

If to the Surety Bond Provider:

MBIA Insurance Corporation

113 King Street

Armonk, New York  10504

Attention:  Insured Portfolio Management - SF

Telephone:  (914) 273-4545

Telecopy:  (914) 765-3810

Section 8.2            Successors and Assigns.

This Agreement shall be binding upon the Debtor, the Collateral Agent, the Secured Parties, the Seller and their respective successors and assigns and shall inure to the benefit of the Debtor, the Servicer, the Collateral Agent, the Secured Parties, the Seller and the Company and their respective successors and permitted assigns including any Liquidity Provider; provided that the Debtor shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent acting upon written instruction of each of the Secured Parties.  The Debtor and the Collateral Agent hereby acknowledge that the Company has granted a security interest in all of its rights hereunder to the Liquidity Provider.  Except as expressly permitted hereunder or in the agreements establishing the Company’s commercial paper program, the Company shall not assign any of its rights or obligations hereunder without the prior written consent of the Debtor.

Section 8.3            Severability Clause.

Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.4            Amendments; Governing Law.

This Agreement and the rights and obligations of the parties hereunder (i) may not be changed orally but only by an instrument in writing signed by the party against which enforcement is sought and (ii) shall be construed in accordance with and governed by the laws of the State of New York.  The parties hereunder agree that they will not amend, modify, waive, or terminate any provision of this Agreement without the written consent of each party.

Section 8.5            No Bankruptcy Petition Against the Company or the Debtor.

The Debtor and each of the other parties hereto covenant and agree that, and each such Person agrees that they shall cause any successor Servicer appointed pursuant to Section 4.1 to covenant and agree that, prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Company it will not institute against, or join any other Person in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.  The Company, the Secured Parties, the Seller and the Collateral Agent hereby agree that they shall not institute against, or join any other Person in instituting against, the Debtor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law unless one year and one day has passed following the final payment on the Note.

Section 8.6            Setoff.

The Debtor hereby irrevocably and unconditionally waives all right of setoff that it may have under contract (including this Agreement), applicable law or otherwise with respect to any funds or monies of the Debtor at any time held by or in the possession of the Collateral Agent or Reserve Account Agent.

Section 8.7            No Recourse.

Except as otherwise expressly provided in this Agreement, it is understood and agreed that the Debtor shall not be liable for amounts due under this Agreement, the Note, the Insurance Agreement or the Note Purchase Agreement, except to the extent of the Collateral.  The preceding sentence shall not relieve the Debtor from any liability hereunder with respect to its representations, warranties, covenants and other payment and performance obligations herein described.

Section 8.8            Further Assurances.

The Debtor agrees to do such further acts and things and to execute and deliver to the Secured Parties, the Administrative Agent or the Collateral Agent such additional assignments, agreements, powers and instruments as are required by the Collateral Agent or the Surety Bond Provider to carry into effect the purposes of this Agreement or to better assure and confirm unto the Collateral Agent or the Surety Bond Provider its rights, powers and remedies hereunder.

Section 8.9            Other Costs, Expenses and Related Matters.

(a)           The Debtor agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Collateral Agent and the Secured Parties harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys’, accountant’s and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of the Collateral Agent) incurred by or on behalf of the Collateral Agent (i) in connection with the negotiation, execution, delivery and preparation of this Agreement and any documents or instruments delivered pursuant hereto and the transactions contemplated hereby (including, without limitation, the perfection or protection of the Collateral Agent’s interest in the Collateral) and (ii) from time to time (a) relating to any amendments, waivers or consents under this Agreement, (b) arising in connection with the Collateral Agent’s or the Secured Parties’ or their agent’s enforcement or preservation of rights (including, without limitation, the perfection and protection of the Collateral Agent’s security interest in the Collateral under this Agreement), or (c) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement.

Section 8.10         Exercise of Rights by Surety Bond Provider.

All rights granted to the Surety Bond Provider pursuant to this Agreement shall terminate during the pendency of a payment default by the Surety Bond Provider under the Surety Bond or during the pendency of a Surety Insolvency (as defined in the Insurance Agreement as in effect on the date hereof) and during such time the Surety Bond Provider’s rights may be exercised by the Company, provided, however, the Surety Bond Provider’s rights shall be reinstated in full, immediately upon the cure of such default.

Section 8.11         Counterparts.

This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

Section 8.12         Headings

Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 8.13         No Recourse Against Certain Persons.

(a)           No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of such Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of obligations, covenants or agreements of such Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, or any of them, for breaches by such Secured Party or any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.  The provisions of this Section 5.9 shall survive the termination of this Agreement.

(b)           Notwithstanding anything in this Agreement to the contrary, the Company shall not have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to the Company after paying or making provision for the payment of its Commercial Paper.  All payment obligations of the Company hereunder are contingent on the availability of funds in the excess of amounts necessary to pay its Commercial Paper and each of the other parties hereto agrees that it will not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by the Company exceeds the amount available to the Company to pay such amount after paying or making the provision for the payment of its Commercial Paper.

Section 8.14         Amendment and Restatement of Prior Agreement; No Novation.

This Agreement amends and restates in full the Security Agreement, dated as of October 22, 1996, by and among First Investors Auto Receivables Corporation, Enterprise Funding Corporation, Texas Commerce Bank National Association, MBIA Insurance Corporation, NationsBank, N.A. and First Investors Financial Services, Inc., as amended (the “Prior Agreement”).  Nothing herein contained shall be construed (a) to be a novation of the obligations secured under the Prior Agreement or (b) to release, cancel, terminate or otherwise impair the status or priority of the liens or security for the obligations secured by the Prior Agreement.  Further, the Debtor acknowledges and agrees that this Agreement shall not be considered a new contract, and that all rights, titles, powers, liens, security interests and estates created by or under the Prior Agreement or other agreement executed in connection with the transactions contemplated hereby and by the Prior Agreement or securing the obligations of the Debtor under the Note shall continue without interruption in full force and effect.

[Signature pages to follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

FIRST INVESTORS AUTO RECEIVABLES
CORPORATION
as Debtor

By:
Name:
Title:

FIRST INVESTORS FINANCIAL SERVICES, INC.
as Seller

By:
Name:
Title:

FIRST INVESTORS SERVICING CORPORATION.
as Servicer

By:
Name:
Title:

VARIABLE FUNDING CAPITAL CORPORATION,
as Company

By Wachovia Capital Markets, LLC,
as attorney-in-fact

By:
Name:
Title:

WACHOVIA CAPITAL MARKETS, LLC,
as Administrative Agent

By:
Name:
Title:

[additional signatures to follow]

MBIA INSURANCE CORPORATION
as Surety Bond Provider

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

Agreed to this 18th day of February, 2005

WACHOVIA BANK, NATIONAL ASSOCIATION,
as liquidity agent and sole Liquidity Provider under the Liquidity Purchase Agreement

By:
Name:
Title:

[end of signatures]